UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )
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☐    Soliciting Materials under §240.14a-12

Black Hills Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLACK HILLS CORPORATION

Notice of 2017
Annual Meeting of Shareholders
and Proxy Statement

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BLACK HILLS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WHEN:	WHERE:

Tuesday, April 25, 2017	Dahl Fine Arts Center
9:30 a.m., local time	713 Seventh Street
Rapid City, South Dakota 57701

We are pleased to invite you to attend the annual meeting of shareholders of Black Hills Corporation.

Proposals:

1.	Election of four directors in Class II: David R. Emery, Rebecca B. Roberts, Teresa A. Taylor and John B. Vering, and one director in Class I: Robert P. Otto.

2.	Ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2017.

3.	Adoption of an advisory, non-binding resolution to approve our executive compensation.

4.	Advisory vote on the frequency of the advisory vote on our executive compensation.

5.	Any other business that properly comes before the annual meeting.

Record Date:

The Board of Directors set March 6, 2017 as the record date for the meeting. This means that our shareholders as of the close of business on that date are entitled to receive this notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How to Vote:

Your vote is very important. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy. If you own shares of common stock other than the shares shown on the enclosed proxy, you will receive a proxy in a separate envelope for each such holding. Please vote each proxy received. To make sure that your vote is counted if voting by mail, you should allow enough time for the postal service to deliver your proxy before the meeting.

Sincerely,
ROXANN R. BASHAM
Vice President – Governance and Corporate Secretary

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BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

PROXY STATEMENT

✓
A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation, to be voted at the annual meeting of our shareholders to be held Tuesday, April 25, 2017, and at any adjournment of the annual meeting.

✓
The enclosed form of proxy, when executed and returned, will be voted as set forth in the proxy. Any shareholder signing a proxy has the power to revoke the proxy in writing, addressed to our secretary, or in person at the meeting at any time before the proxy is exercised.

✓
We will bear all costs of the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, fax, or in person. We have retained Georgeson LLC to assist us in the solicitation of proxies at an anticipated cost of $8,000, plus out-of-pocket expenses. Also, we will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy materials to the beneficial owners of stock.

✓
This proxy statement and the accompanying form of proxy are to be first mailed on or about March 16, 2017. Our 2016 annual report to shareholders is being mailed to shareholders with this proxy statement.

VOTING RIGHTS AND PRINCIPAL HOLDERS

✓
Only our shareholders of record at the close of business on March 6, 2017 are entitled to vote at the meeting. Our outstanding voting stock as of the record date consisted of 53,432,111 shares of our common stock.

✓
Each outstanding share of our common stock is entitled to one vote. Cumulative voting is permitted in the election of our Board of Directors. Each share is entitled to five votes, one each for the election of five directors, and the five votes may be cast for a single nominee or may be distributed among the five nominees.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING PROCESS

Who is soliciting my proxy?

The Board of Directors of Black Hills Corporation is soliciting your proxy.

Where and when is the annual meeting?

The annual meeting is at 9:30 a.m., local time, April 25, 2017 at the Dahl Fine Arts Center, 713 Seventh Street, Rapid City, South Dakota.

What am I voting on and what is the required vote for the proposals to be adopted?

The required vote and method of counting votes for the various business matters to be considered at the annual meeting are described in the table below. If you sign and return your proxy card without indicating your vote, your shares will be voted in accordance with the Board recommendations as set forth below.

Item of Business	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of Broker Non-Vote
Proposal 1:	FOR election of each director nominee	If quorum exists, the nominee with most "FOR" votes is elected.	No effect	No effect

Election of Directors
If a Nominee receives more "WITHHOLD AUTHORITY" votes than "FOR" votes, the Nominee must submit resignation for consideration by the Governance Committee and final Board decision.
Proposal 2:	FOR	If a quorum exists, the majority of votes present in person or represented by proxy and entitled to vote.	No effect	Not applicable; broker may vote shares without instruction

Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 3:	FOR	If a quorum exists, the majority of votes present in person or represented by proxy and entitled to vote.	No effect	No effect
Advisory Vote to Approve Executive Compensation
This advisory vote is not binding on the Board, but the Board will consider the vote results when making future executive compensation decisions.
Proposal 4:	One Year	If a quorum exists, the frequency receiving the greatest number of votes will be considered by our Board.	No effect	No effect
Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
This advisory vote is not binding on the Board, but the Board will consider the vote result when determining the frequency of the say on pay vote.

Who can vote?

Holders of our common stock as of the close of business on the record date, March 6, 2017, can vote at our annual meeting. Each share of our common stock has one vote for Proposals 2, 3, 4 and 5. Cumulative voting is permitted in the election of directors. Each share is entitled to five votes for the election of directors, one each for the election of five directors, and the five votes may be cast for a single person or may be distributed among the five nominees.

How do I vote?

There are three ways to vote by proxy:

•	by calling the toll free telephone number on the enclosed proxy;

•	by using the Internet by going to the website identified on the enclosed proxy; or

•	by returning the enclosed proxy in the envelope provided.

You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. If this is the case, you will need to follow their instructions.

What constitutes a quorum?

Shareholders representing at least 50 percent of our common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are three directors to be elected at the annual meeting, you could allocate 300 “For” votes (three times 100) among as few or as many of the three nominees to be voted on at the annual meeting as you choose.

If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

How will my shares be voted if they are held in a broker’s name?

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange ("NYSE") rules to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on most other matters when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. This means that brokers may not vote your shares on the election of directors, the “say on pay” advisory vote, and the "say on frequency" advisory vote if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

What should I do now?

You should vote your shares by telephone, by the Internet or by returning your signed and dated proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the annual meeting.

Who will count the vote?

Representatives of our transfer agent, Wells Fargo Bank, N.A., will count the votes and serve as judges of the election.

Who conducts the proxy solicitation and how much will it cost?

We are asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. We have hired Georgeson LLC to help us send out the proxy materials and ask for proxies. Georgeson LLC's fee for these services is anticipated to be $8,000 plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Can I revoke my proxy?

Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by written notice. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the meeting and vote in person.

Who should I call with questions?

If you have questions about the annual meeting, you should call Roxann R. Basham, Vice President – Governance and Corporate Secretary, at (605) 721-1700.

When are the shareholder proposals due for the 2018 annual meeting?

In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices at 625 Ninth Street, Rapid City, South Dakota 57701, on or prior to November 16, 2017.

A shareholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, must provide written notice to our Corporate Secretary in accordance with Article I, Section 9 of our Bylaws. In general, our Bylaws provide that the written notice must be delivered not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our 2017 annual meeting is scheduled for April 25, 2017. Ninety days prior to the first anniversary of this date will be January 25, 2018, and 120 days prior to the first anniversary of this date will be December 26, 2017.

PROPOSAL 1	ELECTION OF DIRECTORS

Our Board is nominating five individuals for election as directors at this annual meeting. All of the directors are currently serving as our directors. In accordance with our Bylaws and Article VI of our Articles of Incorporation, members of our Board of Directors are elected to three classes of staggered terms consisting of three years each, and until their successors are duly elected and qualified. At this annual meeting, four directors will be elected to Class II for a term of three years until our annual meeting in 2020 and one director will be elected to Class I to complete the remainder of the term expiring at our annual meeting in 2019.

The Board would like to recognize Gary L. Pechota for his nine years of dedicated service on the Board. Mr. Pechota passed away unexpectedly on December 15, 2016.

Nominees for director at the annual meeting are David R. Emery, Robert P. Otto, Rebecca B. Roberts, Teresa A. Taylor and John B. Vering. Ms. Teresa A. Taylor and Mr. Robert P. Otto were appointed to the Board of Directors effective September 1, 2016 and January 1, 2017, respectively, and are nominees for election for the first time. They were identified by a third-party search firm. Our Bylaws require a minimum of nine directors. The Board has set the size of the current board at 10 directors. If, at the time of the meeting, any of such nominees are unable to stand for election, the Board of Directors may designate a substitute or reduce the number of directors to nine. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.

The Board and the Governance Committee believe that the combination of the various qualifications, skills and experiences of the Directors, contribute to an effective and well-functioning Board, and that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice to the Company’s management. Included in each director’s biography below is an assessment of the specific qualifications, attributes, skills and experience that have led to the conclusion that each individual should serve as a director in light of our current business and structure.

The Board of Directors recommends a vote FOR the election of the following nominees:

Director Nominee	Class	Year Term Expiring
David R. Emery	II	2020
Robert P. Otto	I	2019
Rebecca B. Roberts	II	2020
Teresa A. Taylor	II	2020
John B. Vering	II	2020

DIRECTOR BIOGRAPHIES

Average Tenure	Average Age	Diversity
7 Years	60	30% Women 10% Ethnic

David R. Emery	Chairman and Chief Executive Officer of Black Hills Corporation since January 1, 2016, and Chairman, President and Chief Executive Officer from 2005 through 2015.
Director since 2004	Specific Qualifications, Attributes, Skills and Experience:
Director Nominee Class II Term Expiring 2020 Age 54
High Level of Financial Expertise
Oversees financial matters in his role as Chairman of the Board and Chief Executive Officer of the Company. Led the Company through several successful acquisitions. Served as Interim Chief Financial Officer in 2008.

Board Committees None Other Public Company Boards None
Relevant Senior Leadership Experience
Currently Chairman and Chief Executive Officer of the Company. Previously served in various leadership roles with the Company, including Chairman, President and Chief Executive Officer, President and Chief Operating Officer - Retail Business Segment and Vice President - Fuel Resources.

Ethnic Diversity Enrolled member of Cheyenne River Sioux Tribe
Extensive Knowledge of the Company’s Business and/or Industry
27 years of experience with the Company, including 13 years on the Board. Prior to that he served as a petroleum engineer for a large independent oil and gas company. Serves on many industry association Boards and advisory committees.

Michael H. Madison	Retired. Former President and Chief Executive Officer and Director of Cleco Corporation, a public utility holding company, from 2005 to 2011.
Director since 2012	Specific Qualifications, Attributes, Skills and Experience:
Director Class III Term Expiring 2018 Age 68	High Level of Financial Expertise Oversaw financial matters in his role as Chief Executive Officer and Director of a public company. Previously served on our Audit Committee.
Board Committees Compensation (Chair) Other Public Company Boards None
Relevant Senior Leadership Experience
Served as Chief Executive Officer and Director of Cleco Corporation, a public utility holding company, from 2005 to 2011, and President and Chief Operating Officer of Cleco Power, LLC, from 2003 to 2005. He was State President, Louisiana-Arkansas with American Electric Power, from 2000 to 2003.

Extensive Knowledge of the Company’s Business and/or Industry
More than 40 years of utility industry experience in various positions of increasing responsibility including, president, director, vice president of operations and engineering and production and vice president of corporate services. Served on many industry association Boards and advisory committees.

Linda K. Massman
President and Chief Executive Officer and Director of Clearwater Paper Corporation, a premier supplier of private label tissue to major retailers and a producer of bleached paperboard, since 2013. Previously, she served as Clearwater’s President and Chief Operating Officer from 2011 to 2013.

Director since 2015	Specific Qualifications, Attributes, Skills and Experience:
Director Class III Term Expiring 2018 Age 50
High Level of Financial Expertise
Oversees financial matters in her role as Chief Executive Officer and Board member of a public company. More than 27 years of experience in the fields of finance, corporate planning and business strategy. Served as Chief Financial Officer of Clearwater Paper Corporation from 2008 to 2011.

Board Committees Compensation Other Public Company Boards Clearwater Paper Corporation (since 2013) Tree House Foods, Inc. (since July 2016) Gender Diversity
Relevant Senior Leadership Experience
Currently Chief Executive Officer of a public company. Previously served in various other leadership roles with Clearwater Paper. She also served as Group Vice President of Finance and Corporate Planning for SUPERVALU Inc. and a business strategy consultant for Accenture.

Risk Oversight/Management Expertise
Significant risk oversight/management experience throughout her career in various executive leadership, finance and business consulting positions, including Chief Financial Officer of a public company.

Steven R. Mills
Financial Consultant and Advisor to clients in the private equity, agribusiness, renewable products and financial services fields, since 2013. Served as Chief Financial Officer of Amyris, Inc., an integrated renewable products company, from 2012 to 2013. Also served as Senior Executive Vice President Performance and Growth of Archer Daniels Midland Company, a processor, transporter, buyer and marketer of agricultural products, from 2010 to 2012.

Director since 2011	Specific Qualifications, Attributes, Skills and Experience:
Director Class III Term Expiring 2018 Age 61
High Level of Financial Expertise
Oversaw financial matters in his role as Chief Financial Officer at public companies. More than 35 years of experience in the fields of accounting, corporate finance, strategic planning, and mergers and acquisitions. Served on our Audit Committee for 6 years, including the past 2 years as Audit Chair.

Board Committees Audit (Chair) Other Public Company Boards None
Relevant Senior Leadership Experience
Served in several leadership positions with public companies including, Chief Financial Officer, Senior Executive Vice President Performance and Growth and Senior Vice President Strategic Planning.

Risk Oversight/Management Expertise
Significant risk oversight/management experience throughout his career in various executive leadership, finance and business consulting positions, including Chief Financial Officer at public companies.

Robert P. Otto
Retired U.S. Air Force lieutenant general. He served as Deputy Chief of Staff for Intelligence, Surveillance and Reconnaissance for the Air Force from 2013 to 2016, Commander Air Force Intelligence, Surveillance and Reconnaissance Agency from 2011 to 2013, and Director of Intelligence, Surveillance and Reconnaissance Capabilities from 2010 to 2011.

Director since January 2017	Specific Qualifications, Attributes, Skills and Experience:
Director Nominee Class I Term Expiring 2019 Age 57	Financially Literate Vast experience in areas spanning strategic planning and financial management from his military career. Serves on our Audit Committee.
Board Committees Audit Other Public Company Boards None
Relevant Senior Leadership Experience
More than 20 years of experience in military leadership roles including Deputy Chief of Staff for Intelligence, Surveillance and Reconnaissance and Director of Air Force Intelligence. As Director of Air Force Intelligence, he led a 27,000 person enterprise and guided the Air Force intelligence budget, effectively restructuring Air Force airborne intelligence capabilities and advancing intelligence analysis to support world-wide operations.

Risk Oversight/Management Expertise
Significant risk oversight/management experience throughout his military career. As the Air Force's senior-most intelligence officer, he was directly responsible for policy planning, evaluation, oversight and leadership of Air Force intelligence, surveillance and reconnaissance capabilities.

Rebecca B. Roberts
Retired. Former President of Chevron Pipe Line Company, a pipeline company transporting crude oil, refined petroleum products, liquefied petroleum gas, natural gas and chemicals within the United States, from 2006 to 2011. President of Chevron Global Power Generation from 2003 to 2006.

Director since 2011	Specific Qualifications, Attributes, Skills and Experience:
Director Nominee Class II Term Expiring 2020 Age 64	Financially Literate Operational and financial experience as a president of large public company subsidiaries and serving on public company boards.
Board Committees Compensation Governance (Chair) Other Public Company Boards Enbridge, Inc. (since 2015) MSA Safety Inc. (since 2013) Gender Diversity
Relevant Senior Leadership Experience
Served as President of Chevron Pipeline Company from 2006 to 2011, and President of Chevron Global Power Generation from 2003 to 2006. She has also served on several public company and non-profit boards in addition to the ones identified at the left.

Extensive Knowledge of the Company’s Business and/or Industry
Over 35 years of experience in the energy industry, including managing pipelines in North America and global pipeline projects, managing a portfolio of power plants in the United States, Asia and the Middle East. She also worked as a vice president, chemist, scientist and trader in the oil and gas sectors.

Mark A. Schober	Retired. Former Senior Vice President and Chief Financial Officer of ALLETE, Inc., a public energy company, from 2006 to 2014.
Director since 2015	Specific Qualifications, Attributes, Skills and Experience:
Director Class I Term Expiring 2019 Age 61
High Level of Financial Expertise
Oversaw financial matters in his role as Chief Financial Officer of a public utility company. More than 35 years of experience in the fields of finance and accounting. Serves on our Audit Committee.

Board Committees Audit	Relevant Senior Leadership Experience Served as Chief Financial Officer of ALLETE, Inc., a public company, from 2006 to 2014.
Other Public Company Boards None
Extensive Knowledge of the Company’s Business and/or Industry
More than 35 years of experience in the utility and energy industry, including understanding of the regulated business model and unique challenges of the geographic and regulatory environment in which we operate.

Teresa A. Taylor	Chief Executive Officer of Blue Valley Advisors, LLC, an advisory firm, since 2011. Former Chief Operating Officer of Qwest Communications, Inc., a telecommunications carrier, from 2009 to 2011.
Director since 2016	Specific Qualifications, Attributes, Skills and Experience:
Director Nominee Class II Term Expiring 2020 Age 53
Broad Range of Experience
Has gained a broad range of experience in her career in areas of strategic planning and execution, technology development, human resources, labor relations and corporate communications.

Board Committees Compensation Other Public Company Boards T-Mobile USA (since 2013) First Interstate BancSystem, Inc. (since 2012) Gender Diversity
Relevant Senior Leadership Experience
Served as Chief Operating Officer of Qwest Communications, Inc. where she led the daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support and IT systems. She has also served on several public company and non-profit boards in addition to the ones identified at the left.

Extensive Knowledge of the Company’s Business and/or Industry
Over 28 years of experience in technology, media and the telecom sector. Served on the Board of NiSource, a public utility company, from 2012 to 2015 and Columbia Pipeline Group, Inc. from 2015 to July 2016.

John B. Vering	Managing Director of Lone Mountain Investments, Inc., oil and gas investments, since 2002. Partner in Vering Feed Yards LLC, a privately owned agricultural company, since 2010.
Director since 2005	Specific Qualifications, Attributes, Skills and Experience:
Director Nominee Class II Term Expiring 2020 Age 67	High Level of Financial Expertise Has gained a high level of financial expertise as Managing Director of an entity making oil and gas investments. Has served on our Audit Committee for 7 years.
Board Committees Lead Director Audit Governance
Relevant Senior Leadership Experience
Serves as our Lead Director. Had a 23 year career with Union Pacific Resources Company in several positions of increasing responsibilities, including Vice President of Canadian Operations.

Other Public Company Boards None
Extensive Knowledge of the Company’s Business and/or Industry
Over 30 years of experience in the oil and gas industry, including direct operating experience in oil and gas transportation, marketing, exploration and production, and an understanding of the trans-national oil and gas business. He has served on our Board for 12 years and as our Lead Director since March 2016.

Thomas J. Zeller
Retired. Former Chief Executive Officer of RESPEC, a technical consulting and services firm with expertise in engineering, information technologies, and water and natural resources specializing in emerging environmental protection protocols, in 2011 and served as President from 2005 to 2011.

Director since 1997	Specific Qualifications, Attributes, Skills and Experience:
Director Class I Term Expiring 2019 Age 69
High Level of Financial Expertise
Oversaw financial matters in his roles as Chief Executive Officer, President and Vice President of Finance for a large technical consulting and services firm. He served on our Audit Committee for 11 years, including serving as the Audit Committee Chair for 4 years.

Board Committees Compensation Governance Other Public Company Boards None
Relevant Senior Leadership Experience
Previously served as our Lead Director from 2010 to February 2016. Executive leader at a global technical consulting firm. He has served on several non profit boards.

Extensive Knowledge of the Company’s Business and/or Industry
Experience gained at RESPEC relates to many of our Company’s activities concerning technology, engineering and environmental. With his long tenure on our Board he has developed an extensive knowledge of the utility industry.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines titled “Corporate Governance Guidelines of the Board of Directors,” which guide the operation of our Board and assist the Board in fulfilling its obligations to shareholders and other constituencies. The guidelines lay the foundation for the Board’s responsibilities, operations, leadership, organization and committee matters. The Governance Committee reviews the guidelines annually, and the guidelines may be amended at any time, upon recommendation by the Governance Committee and approval of the Board. These guidelines can be found in the “Governance” section of our website (www.blackhillscorp.com/investor-relations/corporate-governance).

Board Independence

In accordance with New York Stock Exchange rules, the Board of Directors through its Governance Committee affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards. These guidelines are contained in our Policy for Director Independence, which can be found in the “Governance” section of our website (www.blackhillscorp.com/investor-relations/corporate-governance). Based on these standards, the Governance Committee determined that each of the following non-employee directors is independent and has no relationship with us, except as a director and shareholder:

Michael H. Madison	90% INDEPENDENT	Mark A. Schober
Linda K. Massman		Teresa A. Taylor
Steven R. Mills		John B. Vering
Robert P. Otto		Thomas J. Zeller
Rebecca B. Roberts

In addition, based on such standards, the Governance Committee determined that Mr. Emery is not independent because he is our Chairman and Chief Executive Officer (“CEO”).

Board Leadership Structure

Mr. Emery has served as our Chairman of the Board and CEO since 2005 and has been a member of our Board since 2004. Mr. Emery provides strategic, operational, and technical expertise and context for the matters considered by our Board. After considering alternative board leadership structures, our Board chose to retain the ability to balance an independent Board structure with the designation of an independent Lead Director and to appoint as Chairman a CEO-Director with knowledge of and experience in the operations of our Company. At this time, our Board believes that having a single person serve as Chairman and CEO provides unified and responsible leadership for our Company and in conjunction with the Lead Director provides the proper balance to ensure the Board receives the information, experience and direction it needs to effectively govern.

Our Board has and continues to value a high degree of Board independence. As a result, our corporate governance structure and practices promote a strong, independent Board and include several independent oversight mechanisms. Only independent directors serve on our Audit, Compensation and Governance Committees. Our Board believes these practices ensure that experienced and independent directors will continue to effectively oversee management and critical issues related to financial and operating plans, long-range strategic issues, enterprise risk and corporate integrity. All of our Board committees may seek legal, financial or other expert advice from a source independent of management.

Our Board annually appoints an independent Lead Director. John B. Vering is our current Lead Director and has served in this role since March 2016. The responsibilities of Lead Director, as provided in the Board’s Governance Guidelines, are to chair executive sessions of the independent directors and communicate the Board’s annual evaluation of the CEO. The Lead Director, together with the independent directors, establishes the agenda for executive sessions, which are held at each regular Board meeting. The Lead Director serves as a liaison between the independent members of the Board and the CEO and discusses, to the extent appropriate, matters raised by the independent directors in executive session. The Lead Director also consults with the Chairman regarding meeting agendas and presides over regular meetings of the Board in the absence of the Chairman. This leadership structure provides consistent and effective oversight of our management and our Company.

Risk Oversight

Our Board oversees an enterprise approach to risk management that supports our operational and strategic objectives. The Corporate Governance Guidelines of our Board of Directors provide that the Board will review major risks facing our Company and the options for risk mitigation presented by management. Our Board delegates oversight of certain risk considerations to its committees within each of their respective areas of responsibility; however, the full Board monitors risk relating to strategic planning and execution, as well as executive succession. Financial risk oversight falls within the purview of our Audit Committee. Our Compensation Committee oversees compensation and benefit plan risks. Each committee reports to the full Board.

Our Board reviews any material changes in our key enterprise risk management ("ERM") issues, including cyber security, with management at each quarterly Board meeting in conjunction with the presentation of quarterly financial results. In so doing, our Board seeks to ensure appropriate risk mitigation strategies are implemented by management on an ongoing basis. Operational and strategic plan presentations by management to our Board include consideration of the challenges and risks to our business. Our Board and management actively engage in discussions of these topics and utilize outside consultants as needed. Our Board oversees the assessment of our strategic plan risks as part of our strategic planning process. In addition, our Board periodically receives safety performance, environmental, legal and compliance reports.

Our Audit Committee oversees management’s strategy and performance relative to our significant financial risks. In consultation with management, the independent auditors and the internal auditors, the Audit Committee discusses our risk assessment, risk management and credit policies and reviews significant financial risk exposures along with steps management has taken to monitor, mitigate and report such exposures. At least twice a year, our Chief Risk Officer provides a Risk and Credit Report to the Audit Committee. We adopted a Credit Policy that establishes guidelines, controls and limits to manage and mitigate credit risk within established risk tolerances.

Our Compensation Committee adopted an executive compensation philosophy that provides the foundation for our executive compensation program. The executive compensation philosophy states that the executive pay program should be market-based and maintain an appropriate and competitive balance between fixed and variable pay elements, short-term and long-term compensation and cash and stock-based compensation. The Compensation Committee establishes company-specific performance goals with potential incentive payouts for our executive officers to motivate and reward performance, consistent with our long-term success. The target compensation for our senior officers is heavily weighted in favor of long-term incentives, aligning performance incentives with long-term results for our shareholders. Our Compensation Committee also sets minimum performance thresholds and maximum payouts in the incentive programs and maintains the discretion to reduce awards if excessive risk is taken. Stock ownership guidelines established for all of our officers require our executives to hold 100 percent of all shares awarded to them (net of share withholding for taxes and, in the case of cashless stock option exercises, net of the exercise price and withholding for taxes) until the established stock ownership guidelines are achieved. Our Compensation Committee also instituted “clawback” provisions in our incentive plans, which may require an executive to return incentives received, if the Compensation Committee determines, in its discretion, that the executive engaged in specified misconduct or wrongdoing or in the event of certain financial restatements.

Our management is responsible for day-to-day risk management and operates under an ERM program that addresses strategic, operational, financial and compliance risks. The ERM program includes practices to identify risks, assesses the impact and probability of occurrence, and develops action plans to prevent the occurrence or mitigate the impact of the risk. The ERM program includes regular reporting to our senior management team and includes monitoring and testing by Risk Management, Compliance and Internal Audit groups. The overall ERM program is reviewed with the Board of Directors on a regular basis.

We believe this division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company.

Director Nominees

The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Board candidates are considered based upon various criteria, including diverse business, administrative and professional skills or experiences; an understanding of relevant industries, technologies and markets; financial literacy; independence status; the ability and willingness to contribute time and special competence to Board activities; personal integrity and independent judgment; and a commitment to enhancing shareholder value. The Governance Committee considers these and other factors as it deems appropriate, given the needs of the Board. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. The Governance Committee considers candidates for Board membership suggested by a variety of sources, including current or past Board members, the use of third-party executive search firms, members of management and shareholders. Any shareholder may make recommendations for consideration by the Governance Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary. There are no differences in the manner by which the Committee evaluates director candidates recommended by shareholders from those recommended by other sources.

Shareholders who intend to nominate persons for election to the Board of Directors must provide timely written notice of the nomination in accordance with Article I, Section 9 of our Bylaws. Generally, our Corporate Secretary must receive the written notice at our executive offices at 625 Ninth Street, Rapid City, South Dakota, 57701, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. For the 2018 shareholder meeting, those dates are January 25, 2018 and December 26, 2017. The notice must set forth at a minimum the information set forth in Article I, Section 9 of our Bylaws, including the shareholder’s identity and status, contingent ownership interests, description of any agreement made with others acting in concert with respect to the nomination, specific information about the nominee and supply certain representations by the nominee to us.

Communications with the Board

Shareholders and others interested in communicating directly with the Lead Director, with the independent directors as a group, or the Board of Directors may do so in writing to the Lead Director, Black Hills Corporation, PO Box 1400, Rapid City, South Dakota, 57709.

Corporate Governance Documents

The charters of the Audit, Compensation and Governance committees, as well as the Board’s Corporate Governance Guidelines, Policy for Director Independence, Code of Business Conduct and the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and certain other persons performing similar functions can be found in the “Governance” section of our website (www.blackhillscorp.com/investor-relations/corporate-governance). We intend to disclose any amendments to, or waivers of the Code of Ethics on our website. Please note that none of the information contained on our website is incorporated by reference in this proxy statement.

Our Corporate Governance Guidelines include a plurality plus voting policy. Pursuant to the policy, any nominee for election as a director in an uncontested election who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election will promptly tender his or her resignation as a director to the Chairman of the Board following certification of the election results. Broker non-votes will not be deemed to be votes “For” or “Withheld” from a director’s election for purposes of the policy. The Governance Committee (without the participation of the affected director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take the appropriate action on each tendered resignation, taking into account the Governance Committee’s recommendation. The Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate, including the reasons why the Committee believes shareholders “Withheld” votes for election from such director and any other circumstances surrounding the “Withheld” votes, any alternatives for curing the underlying cause of the “Withheld” votes, the qualifications of the tendering director, his or her past and expected future contributions to us and the Board, and the overall composition of the Board, including whether accepting the resignation would cause us to fail to meet any applicable SEC or NYSE requirements. The Board will publicly disclose by filing with the SEC on Form 8-K its decision and, if applicable, its rationale within 90 days after receipt of the tendered resignation.

Certain Relationships and Related Party Transactions

We recognize related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our shareholders. Accordingly, as a general matter, it is our preference to avoid related party transactions. Nevertheless, we recognize that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of us and our shareholders, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Therefore, our Board of Directors has adopted a policy for the review of related party transactions. This policy requires directors and officers to promptly report to our Vice President – Governance all proposed or existing transactions in which the Company and they, or persons related to them, are parties or participants. Our Vice President – Governance presents to our Governance Committee those transactions that may require disclosure pursuant to Item 404 of Regulation S-K (typically, those transactions that exceed $120,000). Our Governance Committee reviews the material facts presented and either approves or disapproves entry into the transaction. In reviewing the transaction, the Governance Committee considers the following factors, among other factors it deems appropriate: (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; (ii) the extent of the related party’s interest in the transaction; and (iii) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of our records and copies of reports on Form 3, 4 and 5 furnished to us, we believe that during and with respect to 2016, all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis.

MEETINGS AND COMMITTEES OF THE BOARD

THE BOARD OF DIRECTORS

Our directors review and approve our strategic plan and oversee our management. Our Board of Directors held four in-person meetings and one telephonic meeting during 2016. Each regularly scheduled meeting of the Board includes an executive session of only independent directors. We encourage our directors to attend the annual shareholders’ meeting. During 2016, every director attended at least 75 percent of the combined total of Board meetings and Committee meetings on which the director served and all directors then serving attended the 2016 annual meeting of shareholders.

COMMITTEES OF THE BOARD

Our Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Governance Committee. In accordance with the NYSE listing standards and our Corporate Governance Guidelines, the Audit, Compensation and Governance Committees are comprised solely of independent directors. Each committee operates under a charter, which is available on our website at www.blackhillscorp.com/investor-relations/corporate-governance and is also available in print to any shareholder who requests it. In addition, our Board creates special committees from time to time for specific purposes. Members of the Committees are designated by our Board upon recommendation of the Governance Committee.

AUDIT COMMITTEE
Committee Chair:
Steven R. Mills	Total Meetings Held
Additional Committee Members:	In-Person	Telephonic
Robert P. Otto, Mark A. Schober, John B. Vering	3	6

Primary Responsibilities

©	assist the Board in fulfilling its oversight responsibility to our shareholders relating to the quality and integrity of our accounting, auditing and financial reporting practices;

©	oversee the integrity of our financial statements, financial reporting process, systems of internal controls and disclosure controls regarding finance, accounting and legal compliance;

©	review areas of potential significant financial risk to us;

©	review consolidated financial statements and disclosures;

©	appoint an independent registered public accounting firm for ratification by our shareholders;

©	monitor the independence and performance of our independent registered public accountants and internal auditing department;

©	pre-approve all audit and non-audit services provided by our independent registered public accountants;

©	review the scope and results of the annual audit, including reports and recommendations of our independent registered public accountants;

©
review the internal audit plan, results of internal audit work and our process for monitoring compliance with our Code of Conduct and other policies and practices established to ensure compliance with legal and regulatory requirements; and

©	periodically meet, in private sessions, with our internal audit group, Chief Financial Officer, Chief Compliance Officer, other management, and our independent registered public accounting firm.

In accordance with the rules of the NYSE, all of the members of the Audit Committee are financially literate. In addition, the Board determined that Messrs. Mills, Schober and Vering have the requisite attributes of an “audit committee financial expert” as provided in regulations promulgated by the SEC, and that such attributes were acquired through relevant education and/or experience.

COMPENSATION COMMITTEE
Committee Chair:
Michael H. Madison	Total Meetings Held
Additional Committee Members:	In-Person	Telephonic
Linda K. Massman, Rebecca B. Roberts, Teresa A. Taylor, Thomas J. Zeller	3	2

Primary Responsibilities

©	discharge the Board of Directors’ responsibilities related to executive and director compensation philosophy, policies and programs;

©	perform functions required of directors in the administration of all federal and state laws and regulations pertaining to executive employment and compensation;

©	consider and recommend for approval by the Board all executive compensation programs including executive benefit programs and stock ownership plans; and

©	promote an executive compensation program that supports the overall objective of enhancing shareholder value.

The Compensation Committee has authority under its charter to retain and terminate compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee has sole authority to approve related fees and retention terms and may delegate any of its responsibilities to subcommittees as the Committee may deem appropriate. In addition, pursuant to SEC rules and NYSE listing standards regarding the independence of compensation committee advisors, the Committee has the responsibility to consider the independence of any compensation advisor before engaging the advisor.

The Committee engaged Willis Towers Watson, an independent consulting firm, to conduct an annual review of our 2016 total compensation program for executive officers and directors. The Committee reviewed the independence of Willis Towers Watson and the individual representative of Willis Towers Watson who serves as a consultant to the Committee, in accordance with the SEC and NYSE requirements and the specific factors that the requirements cite. The Compensation Committee concluded that Willis Towers Watson is independent and Willis Towers Watson's performance of services raises no conflict of interest. The Committee's conclusion was based in part on a report that Willis Towers Watson provided to the Committee intended to reveal any potential conflicts of interest and a schedule provided by management of the type and amount of non-executive compensation services provided by Willis Towers Watson to the Company. During 2016, the cost of these non-executive compensation services was less than $10,000.

The Committee annually evaluates the CEO’s performance against Board established goals and objectives, with input from the other independent directors. Based upon the Committee’s evaluation and recommendation, the independent directors of the Board set the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.

The CEO annually reviews the performance of each of our executive officers and presents a summary of his evaluations to the Committee. Based upon these performance reviews, market analysis conducted by the compensation consultant and discussions with our Sr. Vice President, Chief Human Resources Officer, the CEO recommends the compensation of the executive officers to the Committee. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process.

More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our CEO and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis.

In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors, which makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In the review of director compensation for 2016, the Compensation Committee retained Willis Towers Watson to provide market information on non-employee director compensation, including compensation structure, annual board and committee retainers, committee chair fees and stock-based compensation.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors. In addition, none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or on our Compensation Committee.

GOVERNANCE COMMITTEE
Committee Chair:
Rebecca B. Roberts	Total Meetings Held
Additional Committee Members:	In-Person	Telephonic
John B. Vering, Thomas J. Zeller	4	0

Primary Responsibilities

©	assess the size of the Board and membership needs and qualifications for Board membership;

©	identify and recommend prospective directors to the Board to fill vacancies;

©	review and evaluate director nominations submitted by shareholders, including reviewing the qualifications and independence of shareholder nominees;

©	consider and recommend existing Board members to be renominated at our annual meeting of shareholders;

©
consider the resignation of an incumbent director who makes a principal occupation change (including retirement) or who receives a greater number of votes "Withheld" than votes "For" in an uncontested election of directors and recommend to the Board whether to accept or reject the resignation;

©	establish and review guidelines for corporate governance;

©	recommend to the Board for approval committee membership and chairs of the committees;

©	recommend to the Board for approval an independent director to serve as a Lead Director;

©	review the independence of each director and director nominee;

©	administer an annual evaluation of the performance of the Board and facilitate an annual assessment of each committee; and

©	ensure that the Board oversees the evaluation and succession planning of management.

DIRECTOR COMPENSATION

DIRECTOR FEES

Compensation to our non-employee directors consists of cash retainers for Board members, Committee members, the Lead Director and Committee Chairs. In addition, the Board members receive common stock equivalents that are deferred until after they leave the Board. Dividend equivalents accrue on the common stock equivalents. We do not pay meeting fees.

In 2016, Willis Towers Watson completed a market compensation review of our peer companies' director fees. Fees paid in fiscal 2016 had been in place since January 1, 2015. Based on this review, the directors' fees were increased effective January 1, 2017. The fee structure for director fees in 2016 and the new fees effective January 1, 2017 is as follows:

	2016 Fees		Fees Effective January 1, 2017
	Cash	Common Stock Equivalents	Cash	Common Stock Equivalents
Board Retainer	$65,000	$80,000	$70,000	$90,000
Lead Director Retainer	$20,000		$20,000
Committee Chair Retainer
Audit Committee	$12,500		$12,500
Compensation Committee	$10,000		$10,000
Governance Committee	$7,500		$7,500
Committee Member Retainer
Audit Committee	$10,000		$10,000
Compensation Committee	$7,500		$7,500
Governance Committee	$7,500		$7,500

DIRECTOR COMPENSATION FOR 2016 AND COMMON STOCK EQUILAVENTS OUTSTANDING AS OF DECEMBER 31, 2016(1)

Name(2)	Fees Earned or Paid in Cash	Stock Awards(3)	Total	Number of Common Stock Equivalents Outstanding at December 31, 2016(4)
Jack W. Eugster(5)	$28,333	$33,333	$61,666	—
Michael H. Madison	$80,833	$80,000	$160,833	7,487
Linda K. Massman	$72,500	$80,000	$152,500	2,990
Steven R. Mills(6)	$95,000	$80,000	$175,000	8,757
Gary L. Pechota	$82,500	$80,000	$162,500	19,009
Rebecca B. Roberts	$87,500	$80,000	$167,500	9,717
Mark A. Schober(6)	$82,500	$80,000	$162,500	1,879
Teresa A. Taylor(5)	$22,292	$26,667	$48,959	343
John B. Vering(6)	$104,167	$80,000	$184,167	21,492
Thomas J. Zeller	$83,333	$80,000	$163,333	26,349
_____________________

(1)
Our directors did not receive any stock option awards, non-equity incentive plan compensation, pension benefits or perquisites in 2016 and did not have any stock options outstanding at December 31, 2016.

(2)
Mr. Emery, our CEO, is not included in this table because he is our employee and thus receives no compensation for his services as a director. Mr. Emery’s compensation received as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(3)
Each non-employee director received a quarterly award of common stock equivalents with a grant date fair value of $20,000 per quarter, equivalent to $80,000 per year. The grant date fair value of a common stock equivalent is the closing price of a share of our common stock on the grant date.

(4)
The common stock equivalents are fully vested in that they are not subject to forfeiture; however, the shares are not issued until after the director ends his or her service on the Board. The common stock equivalents are payable in stock or cash or can be deferred further at the election of the director.

(5)
Mr. Eugster's term as a member of the Board of Directors concluded April 28, 2016, and Ms. Taylor became a member of our Board of Directors effective September 1, 2016; consequently, their fees earned and stock award fair values reflect a partial year of service.

(6)
The cash fees for Messrs. Mills, Schober and Vering include a $7,500 one-time fee for serving on a special Pricing Committee. This special committee met 10 times to approve the pricing and terms of several financing transactions.

DIRECTOR STOCK OWNERSHIP GUIDELINES

Each member of our Board of Directors is required to apply at least 50 percent of his or her annual cash retainer toward the purchase of shares of common stock until the director has accumulated at least 7,500 shares of common stock or common stock equivalents.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following tables set forth the beneficial ownership of our common stock as of March 1, 2017 for each director, each executive officer named in the Summary Compensation Table, all of our directors and executive officers as a group and each person or entity known by us to beneficially own more than five percent of our outstanding shares of common stock. Beneficial ownership includes shares a director or executive officer has or shares the power to vote or transfer. There were no stock options outstanding for any of our directors or executive officers as of March 1, 2017.

Our directors and executive officers are prohibited from hedging our stock or holding our stock in a margin account and must receive permission from our Senior Vice President and General Counsel if they want to pledge our stock as collateral for a loan. None of our directors or executive officers have pledged stock.

Except as otherwise indicated by footnote below, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by that individual or entity.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Directors Common Stock Equivalents(3)	Total	Percentage
Outside Directors
Michael H. Madison	12,048	7,874	19,922	*
Linda K. Massman	1,511	3,346	4,857	*
Steven R. Mills	13,010	9,153	22,163	*
Robert P. Otto	153	233	386	*
Rebecca B. Roberts	4,884	10,120	15,004	*
Mark A. Schober	1,135	2,228	3,363	*
Teresa A. Taylor	349	681	1,030	*
John B. Vering	10,942	21,974	32,916	*
Thomas J. Zeller	9,958	26,865	36,823	*

Named Executive Officers
Scott A. Buchholz	34,366	—	34,366	*
David R. Emery	211,756	—	211,756	*
Linden R. Evans	93,936	—	93,936	*
Brian G. Iverson	25,502	—	25,502	*
Richard W. Kinzley	38,271	—	38,271	*

All directors and executive officers as a group (16 persons)	494,654	82,474	577,128	1.1%
____________________________________

*	Represents less than one percent of the common stock outstanding.

(1)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security.

(2)
Includes restricted stock held by the following executive officers for which they have voting power but not investment power: Mr. Buchholz 5,851 shares; Mr. Emery 33,727 shares; Mr. Evans 14,496 shares; Mr. Iverson 7,216 shares; Mr. Kinzley 9,079 shares; and all directors and executive officers as a group 73,266 shares.

(3)	Represents common stock allocated to the directors’ accounts in the directors’ stock-based compensation plan, of which there are no voting rights.

PRINCIPAL SHAREOWNERS

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the issued and outstanding Common Stock.

Name and Address	Shares of Common Stock Beneficially Owned	Percentage

BlackRock, Inc.(1)
55 East 52nd Street	8,260,274	15.5%
New York, NY 10055

State Street Corporation(2)
State Street Financial Center	4,939,336	9.3%
One Lincoln Street
Boston, MA 02111

The Vanguard Group Inc.(3)
100 Vanguard Blvd.	4,479,458	8.4%
Malvern, PA 19355
____________________________________

(1)	Information is as of December 31, 2016, and is based on a Schedule 13G filed on January 12, 2017.

(2)	Information is as of December 31, 2016, and is based on a Schedule 13G filed on February 9, 2017.

(3)	Information is as of December 31, 2016, and is based on a Schedule 13G filed on February 10, 2017.

PROPOSAL 2	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, independent registered public accountants, conducted the audit of Black Hills Corporation and its subsidiaries for 2016. Representatives of Deloitte & Touche LLP will be present at our annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Our Audit Committee has appointed Deloitte & Touche LLP to perform an audit of our consolidated financial statements and those of our subsidiaries for 2017 and to render their reports. The Board of Directors recommends ratification of the Audit Committee’s appointment of Deloitte & Touche LLP. The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017 will be ratified if the votes cast “For” exceed the votes cast “Against.” Abstentions will have no effect on such vote. If shareholder approval for the appointment of Deloitte & Touche LLP is not obtained, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2017.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following chart sets forth the aggregate fees for services provided to us for the years ended December 31, 2016 and 2015 by our independent registered public accounting firm, Deloitte & Touche LLP:

Audit Fees
Fees for professional services rendered for the audits of our financial statements, review of the interim financial statements included in quarterly reports, opinions on the effectiveness of our internal control over financial reporting, and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees
Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include internal control reviews; attest services that are not required by statute or regulation; employee benefit plan audits; due diligence, consultations and audits related to mergers and acquisitions; and consultations concerning financial accounting and reporting standards.

Tax Fees
Fees for services related to federal and state tax compliance planning and advice, including tax assistance with tax audits and review of tax returns.

The services performed by Deloitte & Touche LLP were pre-approved in accordance with the Audit Committee’s pre-approval policy whereby the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the company's financial statements, the company's compliance with legal and regulatory requirements regarding financial reporting, the independent auditors' qualifications and independence and the performance of the company's internal and independent auditors. Management has the primary responsibility for the completeness and accuracy of the company's financial statements and disclosures, the financial reporting process and the effectiveness of the company's internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors including any significant changes in the company's selection or application of accounting principles. The Committee also reviewed and discussed with management, the internal auditors and the independent auditors management's report on internal control over financial reporting, including the significance and status of control deficiencies identified by management and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2016.

The Committee reviewed with the independent auditors, which have the responsibility for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of our critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditors their report on the company's internal control over financial reporting at December 31, 2016, including the basis for their conclusions. The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by applicable Public Company Accounting Oversight Board Standards. In addition, Deloitte & Touche LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Committee concerning independence and the Committee has discussed with Deloitte & Touche LLP their firm's independence. The Committee has pre-approved all audit and non-audit services and fees provided to the company by the independent auditors. Based upon the Committee's considerations, the Committee has concluded that Deloitte & Touche LLP is independent. The Committee discussed with our internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

THE AUDIT COMMITTEE

Steven R. Mills, Chair
Robert P. Otto
Mark A. Schober
John B. Vering

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis describes our overall executive compensation policies and practices and specifically explains the compensation-related actions taken with respect to 2016 compensation for our executive officers included in the Summary Compensation Table (our “Named Executive Officers”). Our Named Executive Officers, based on 2016 positions and compensation levels, are:

Name Executive Officers	Title	Reference

David R. Emery	Chairman and Chief Executive Officer	Emery, CEO
Richard W. Kinzley	Sr. Vice President and Chief Financial Officer	Kinzley, CFO
Linden R. Evans	President and Chief Operating Officer	Evans, COO
Brian G. Iverson	Sr. Vice President and General Counsel	Iverson, GC
Scott A. Buchholz	Sr. Vice President and Chief Information Officer	Buchholz, CIO

The Compensation Committee of the Board of Directors (the “Committee,” for purposes of this Compensation Discussion and Analysis) is composed entirely of independent directors and is responsible for approving and overseeing our executive compensation philosophy, policies and programs.

OVERALL GOAL

Create operational excellence
Attract, motivate and retain highly talented professionals	ð	Provide reliable products and services	ð	Drive long-term success
Invest wisely for present and future shareholder returns

EXECUTIVE COMPENSATION PROGRAM DESIGN OBJECTIVES

Attract, retain, motivate and encourage the development of highly qualified executives

Provide competitive compensation

Promote the relationship between pay and performance

Promote corporate performance that is linked to our shareholders' interest

Recognize and reward individual performance

2016 ACCOMPLISHMENTS

2016 was an extraordinary year for Black Hills Corporation, closing on the purchase of SourceGas, the largest transaction in company history. Substantial progress was made on our strategic initiatives and we continued to lay a solid foundation for future earnings growth. Significant accomplishments for the year included:

✓	One of the strongest performing stocks in our utility peer group with a 36 percent Total Shareholder Return (TSR);
✓	Increased the annual dividend for the 46th consecutive year, one of the longest records in the utility sector;
✓
Successfully closed the $1.89 billion acquisition of SourceGas Holdings LLC, which increased our customer base by approximately 55 percent to more than 1.2 million customers, expanded our presence in Colorado, Nebraska and Wyoming and added Arkansas to our service territories;

✓	Completed essentially all the SourceGas integration activities in only 10.5 months;
✓	Took advantage of the low interest rate environment, financing the SourceGas transaction and refinancing existing debt;
	*	Issued $300 million, 3.95 percent, 10-year senior unsecured notes and $250 million, 2.50 percent, 3-year senior unsecured notes in January;
	*	Issued $400 million, 3.15 percent, 10-year senior unsecured notes and $300 million, 4.20 percent, 30-year senior unsecured notes in August;
	*	Entered into a $500 million, three-year, unsecured term loan at 95 basis points over LIBOR; and
	*	Upsized our corporate revolving credit facility to $750 million;
✓	Implemented our At-the-Market equity offering program and issued approximately 2 million shares at an average price of $60.95 per share for total net proceeds of $118.8 million;
✓	Invested in our utility infrastructure and systems:
	*	Completed construction of and placed in service our $63 million, 40 megawatt simple-cycle gas turbine at the Pueblo Airport Generating Station;
	*	Closed the purchase of and placed in service nearly two months ahead of schedule the $109 million, 60 megawatt Peak View Wind Project;
	*	Completed construction of and placed in service the first segment of our $54 million, 144-mile transmission line from northeast Wyoming to Rapid City, South Dakota;
*
Continued construction of a $70 million corporate headquarters in Rapid City, South Dakota, which will provide efficiencies and replace expenses associated with our five existing facilities throughout Rapid City; and

*
Closed the purchase of a 37-mile segment of natural gas pipeline in southwest Kansas, providing additional gas supply to customers and adding the opportunity to provide service to customers along 87 miles of previously inaccessible transmission pipeline;

✓
Executed our strategic initiative to sell a non-controlling 49.9 percent interest in Black Hills Colorado IPP’s 200 megawatt, combined-cycle natural gas generating facility located in Pueblo, Colorado;

✓	Completed the sales of several non-core oil and gas properties as part of the execution of our strategic initiative to de-emphasize our oil and gas business;
✓
Continued to make excellent progress on our diversity initiatives, increasing the female representation on our Leadership Team (top 30 employees) to approximately 30 percent and increasing our Board diversity to 40 percent (3 females and 1 Native American);

✓	Included on Forbes 2016 list of Best Mid-Size Employers; and
✓	Provided the safe and reliable service our communities and customers depend on and achieved several notable operations performance metrics:
	*	Safety performance total case incident rate of 1.7 compared to an industry average of 2.4;
	*	1st Quartile reliability ranking for our three electric utilities compared to industry averages;
	*	Power generation fleet availability of 98 percent;
*
Completed five years with favorable MSHA safety results at our coal mine compared to other coal mines located in the Powder River Basin, received the Governor of Wyoming’s Workplace Safety Award for the third consecutive year, and received an award from the State of Wyoming for seven years without a lost time accident;

	*	JD Power Customer Satisfaction Survey indicated our Electric and Gas Utilities were favorable to our peers in the Midwest.

RETURN TO SHAREHOLDERS

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2011 would have grown to $217 on December 31, 2016, with dividends reinvested. The chart also compares the total shareholder return on the Company’s Common Stock to the same investment in the S&P 500 Index, S&P 500 Utilities Index and the S&P Midcap Electric Utilities over the same period. We have used the S&P Midcap Electric Utilities Index in the past for the published industry index. However, with our recent acquisitions of gas utilities we feel the S&P 500 Utilities Index is more appropriate. Both indices are used this year for comparison purposes.

2016 PERFORMANCE RESULTS

Our corporate financial goals are used as measures to determine awards under our variable pay programs. The following table summarizes our 2016 performance measures and results.

Pay Element	Performance Measure	2016 Results

Short-term Incentive	EPS from ongoing operations, as adjusted, target set at $2.99	$3.19 per share for incentive plan purposes Payout of 166% of Target

Long-term Incentive - Performance Share Award	Total Shareholder Return (TSR) relative to our Peer Group measured over a three-year period	TSR 28% 24th Percentile Ranking in Peer Group No Payout

PAY FOR PERFORMANCE

A key component of our executive compensation program is to link pay to performance. 2016 was a transformational year for Black Hills Corporation, closing the SourceGas transaction on February 12th, the largest transaction in company history. Several milestones were achieved associated with this transaction, including receiving all regulatory approvals within seven months of announcement (four months faster than the average of recently utility transactions) and substantially completing all integration activities within 10.5 months after transaction close. The transaction increased our customer base by approximately 55 percent to 1.2 million customers and increased our total assets by almost 40 percent to $6.5 billion. The transaction increases our business, regulatory and geographic diversity, strengthens our business risk profile and supports maintaining our solid investment grade credit ratings. In addition, it provides increased cash flows and earnings to support further utility investments, fund future dividends and drive shareholder value.

The charts below illustrate the directional relationship between the compensation of our CEO as reported in the Summary Compensation Table (excluding the change in pension value) and company performance for the last five years.

Since a large percentage of the CEO’s pay as reported in the Summary Compensation Table represents potential pay, we believe it is also important to look at pay actually realized each year. The following graphic shows reported pay and realized pay over the last five years.

Reported pay includes base salary, actual annual incentive earned, the grant date fair value of a long-term equity compensation and all other compensation, excluding the change in pension value, each as reported in the Summary Compensation Table.

Realized pay includes base salary, actual annual incentive earned and all other compensation, each as reported in the Summary Compensation Table, and the value of stock awards released in the applicable year.

KEY EXECUTIVE COMPENSATION OBJECTIVES AND 2016 COMPENSATION DECISIONS

Overall, our goal is to target total direct compensation (the sum of base salary, short-term bonus incentives at target and long-term incentives at target) at the median of the appropriate market when our operating results approximate average performance in relation to our peers.

Our executive compensation is designed to maintain an appropriate and competitive balance between fixed and variable compensation components, short- and long-term compensation, and cash and stock-based compensation.

Variable	75%	Variable	57%
Linked to Share Value	50%	Linked to Share Value	34%

We believe that the performance basis for determining compensation should differ by each reward component – base salary, short-term incentive and long-term incentive. Incentive measures (short-term and long-term) should emphasize objective, quantitative operating measures. The performance measures for our incentive compensation plans are as follows:

Base Salary
Merit increases for our Named Executive Officers' base salary averaged 4.7 percent in 2016, excluding the salaries of Messrs. Kinzley and Iverson. The base salary increases took into scope the increased size of the Company as a result of the SourceGas acquisition. The individual base salaries also reflect the individual's performance, tenure, experience and market compensation for comparable positions in our industry and peer group.

Mr. Kinzley was promoted to CFO in 2015 and Mr. Iverson was promoted to GC in 2016. Both individuals received a 10.0 percent increase in their base salaries. After the increases, Mr. Kinzley’s base salary was slightly below the 50th percentile of the market data and Mr. Iverson’s base salary was slightly below the 40th percentile of the market data, reflecting the fact that these executives are relatively new to their respective roles within the Company.

Short-Term Incentive
The short-term incentive is based on earnings per share targets. The Committee believes that this performance measure closely aligns the executives’ and our shareholders’ interests and fosters teamwork and cooperation.

*
The 2016 short-term target incentive as a percent of base pay remained the same as the prior year at 65 percent, 45 percent and 45 percent for our COO, GC, and CIO, respectively. It was increased for our CEO from 90 percent to 100 percent and for our CFO from 50 percent to 60 percent, adjusting to approximate the market median.

*	Based on the attainment of pre-established performance goals, the actual payout can range from 50 percent to 200 percent of target.

*
The Committee selected an earnings per share goal based on ongoing operations, as adjusted, of $2.99 as the 2016 corporate goal. The Committee set the goal taking into consideration the full year impact on earnings from financing the SourceGas transaction with only a partial year of operations contributing.

*	Our 2016 earnings for the Short-Term Incentive Plan were $3.19 per share, which was 7 percent above our target earnings per share goal, resulting in a payout of 166 percent of target.

Long-Term Incentive
The long-term incentive is delivered 50 percent in performance shares and 50 percent in restricted stock that vests ratably over a three-year service period. Entitlement to the performance shares is based on our total shareholder return over a three-year performance period compared to our peer group. This performance measure was chosen because it mirrors the market return of our shareholders and compares our performance to that of our peer group. Target payout occurs if our performance is at the 50th percentile of our peer group.

*2016 Long-Term Incentive Value
The 2016 long-term target incentive was adjusted for all the Named Executive Officers reflecting the market median compensation level for the increased size of the Company.

*Performance Share Plan Payment
Our total shareholder return under the performance plan criteria for the three-year period, January 1, 2014 through December 31, 2016, was 28 percent, which ranked below the threshold 30th percentile of our peer group resulting in no payout. The Company’s performance was hampered with only a partial year of SourceGas operations included, while total Company earnings were diluted from the equity issued in late 2015 to finance the SourceGas acquisition.

*Restricted Stock Grant
Consistent with prior years, the Committee awarded 50 percent of the Named Executive Officers’ long-term incentive in restricted stock that ratably vests over three years.

Special Achievement Awards
The year 2016 was a transformational year for us with the acquisition of SourceGas. As a special recognition of the key contributions each officer made to successfully prepare for and close this transaction in only seven months (four months faster than the average of recent utility transactions), the Committee awarded special achievement awards to the officers taking into account each individual officer's involvement with and contribution to the transaction. The transaction completion bonuses were awarded in the form of restricted stock that vests ratably over three years.

Governance Best Practices
We have several governance programs in place to align our executive compensation with shareholder interests and to mitigate risks in our plans. These programs include stock ownership guidelines, an anti-hedging policy and clawback provisions in our short-term and long-term incentive award agreements.

Summary
In total, the Committee believes that the 2016 compensation actions, decisions and outcomes strongly reflect and reinforce our compensation philosophy and in particular emphasizes the alignment between compensation and both performance and shareholder interests. At our 2016 annual meeting, shareholders owning 96 percent of the shares voted on this matter approved our executive compensation for 2015, which we consider highly supportive of our current compensation philosophy. In connection with establishing the 2016 executive compensation program, the Board reviewed the results of the say on pay vote, as well as market data and performance indicators. No significant design changes were made.

SETTING EXECUTIVE COMPENSATION

Based upon our compensation philosophy, the Committee structures our executive compensation to motivate our officers to achieve specified business goals and to reward them for achieving such goals. The key steps the Committee follows in setting executive compensation are to:

Analyze executive compensation market data to ensure market competitiveness

Review the components of executive compensation, including base salary, short-term incentive, long-term incentive, retirement and other benefits

Review total compensation mix and structure

Review executive officer performance, responsibilities, experience and other factors cited above to determine individual compensation levels

Market Compensation Analysis

The market for our senior executive talent is national in scope and is not focused on any one geographic location, area or region of the country. As such, our executive compensation should be competitive with the national market for senior executives. It should also reflect the executive’s responsibilities and duties and align with the compensation of executives at companies or business units of comparable size and complexity. The Committee gathers market information for our corporate executives from the electric and gas utility industry and also reviews general industry data as an additional reference.

The Committee selects and retains the services of an independent consulting firm to periodically:

Provide information regarding practices and trends in compensation programs

Review and evaluate our compensation program as compared to compensation practices of other companies with similar characteristics, including size and type of business

Review and assist with the establishment of a peer group of companies

Provide a compensation analysis of the executive positions

The Committee used the services of Willis Towers Watson to evaluate 2016 compensation. Willis Towers Watson gathered data from nationally recognized survey providers, as well as specific peer companies through public filings, which included:

i.	Willis Towers Watson’s 2015 Compensation Data Bank (energy services and general industry); and

ii.	23 peer companies representing the utility and energy industry.

The 23 peer companies ranged in annual revenue size from approximately $620 million to $4.7 billion with the median at $1.6 billion. The survey data was adjusted for our relative revenue size increasing from $1.3 billion in 2015 to $1.6 billion in 2016, post the SourceGas acquisition using regression analysis. Our peer companies included in the analysis for 2016 compensation decisions were:

ALLETE Inc.	MGE Energy Inc.	Questar Corporation
Alliant Energy Corporation	National Fuel Gas Co.	Southwest Gas Corporation
Avista Corp.	Northwest Natural Gas Co.	Spire, Inc.
Cleco Corporation	NorthWestern Corp.	UIL Holdings Corporation
El Paso Electric Co.	OGE Energy Corp.	Vectren Corporation
Great Plains Energy, Inc.	Piedmont Natural Gas	Westar Energy Inc.
IDACORP Inc.	PNM Resources, Inc.	WGL Holdings Inc.
MDU Resources Group, Inc.	Portland General Electric Co.

The salary surveys are one of several factors the Committee uses in setting appropriate compensation levels. Other factors include company performance, individual performance and experience, the level and nature of the executive’s responsibilities, internal equity considerations and discussions with the CEO related to the other senior executive officers.

Components of Executive Compensation

The components of our executive compensation program consist of a base salary, a short-term incentive plan, and long-term incentives. In addition, we provide income for our officers' retirement and other benefits.

An important component of the executives' total compensation is derived from incentive compensation. Incentive compensation is intended to motivate and encourage our executives to drive performance and achieve superior results for our shareholders. The Committee periodically reviews information provided by the compensation consultant to determine the appropriate level and mix of incentive compensation. Actual income in the form of incentive compensation is realized by the executive as a result of achieving Company goals and overall stock performance. The Committee believes that a significant portion of total target compensation should be comprised of incentive compensation. In order to reward long-term growth while still encouraging short-term results, the Committee establishes incentive targets that emphasize long-term compensation at a greater level than short-term compensation.

The Committee annually reviews all components of each senior executive officer’s compensation, including salary, short-term incentive, equity and other long-term incentive compensation values granted, and the current and potential value of the executive officer’s total Black Hills Corporation equity holdings.

Base Salary. Base salaries for all officers are reviewed annually. We also adjust the base salary of our executives at the time of a promotion or change in job responsibility, as appropriate. Evaluation of 2016 base salary adjustments occurred in January 2016. The base salary component of each position was compared to the median of the market data provided by the compensation consultant. The actual base salary of each officer was determined by the executive’s performance, the experience level of the officer, the executive’s current position in a market-based salary range, and internal pay relationships.

	2015 Base Salary	2016 Base Salary

Emery, CEO	$742,000	$772,000
Kinzley, CFO	$330,000	$363,000
Evans, COO	$465,000	$490,000
Iverson, GC	$300,000	$330,000
Buchholz, CIO	$290,000	$305,000

Short-Term Incentive. Our Short-Term Incentive Plan is designed to recognize and reward the contributions of individual executives as well as the contributions that group performance makes to overall corporate success. The program’s goal for our corporate officers is based on earnings per share targets in order to closely align interests with shareholders and to foster teamwork and cooperation within the officer team. The short-term incentive, after applicable tax withholding, is distributed to the officer in the form of 50 percent stock and 50 percent cash, unless the officer has met his or her stock ownership guideline, in which case he or she may elect to receive the total award in cash, after deductions and applicable tax withholding. Target award levels are established as a percentage of each participant’s base salary. A target award is typically comparable to the average short-term incentive payout award of the peer group at the 50th percentile level. The actual payout will vary, based on performance, between zero and 200 percent of the individual executive’s short-term incentive target award level.

The Committee approves the target level for each officer in January, which applies to performance in the upcoming plan year. Target levels are derived in part from competitive data provided by the compensation consultant and in part by the Committee’s judgment regarding internal equity, retention and an individual executive’s expected contribution to the achievement of our strategic objectives. The target levels for the positions held by our Named Executive Officers are shown below:

Short-Term Incentive Target
	2015		2016
	% Amount	$ Amount	% Amount	$ Amount
Emery, CEO	90%	$667,800	100%	$772,000
Kinzley, CFO	50%	$165,000	60%	$217,800
Evans, COO	65%	$302,250	65%	$318,500
Iverson, GC	45%	$135,000	45%	$148,500
Buchholz, CIO	45%	$130,500	45%	$137,250

The threshold, target and maximum payout levels for our Named Executive Officers under the 2016 Short-Term Incentive Plan are shown in the Grants of Plan Based Awards in 2016 table on page 40, under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Early in the first quarter, the Committee meets to establish the goals for the current plan year, to evaluate actual performance in relation to the prior year’s targets and to approve the actual payment of awards related to the prior plan year. The Committee reserves the discretion to adjust any award, and will review and take into account individual performance, level of contribution, and the accomplishment of specific project goals that were initiated throughout the plan year.

The Committee selected an earnings per share goal based on ongoing operations, as adjusted, for 2016. This meets the objectives of the plan, including:

Aligns the interests of the plan participants and the shareholders with a corporate-wide component

Motivates employees and supports the corporate compensation philosophy

Provides an incentive reflective of core operating performance by adjusting for unique one-time events

Easily understood and communicated to ensure “buy-in” from the participants

Meets the performance objectives of the plan, to achieve over time, an average payout equal to market competitive levels

The Committee has defined earnings per share from ongoing operations, as adjusted, to be GAAP earnings per share adjusted for unique one-time non-budgeted events (similar to those items adjusted for when reporting non-GAAP earnings for external purposes), including external acquisition costs, non-cash oil and gas ceiling test impairments, transaction financing costs, unrealized gains or losses on interest rate swaps, and other items the Committee deems not reflective of ongoing operations and the value created for shareholders. In setting the 2016 goals, the Committee took into consideration the full year impact on earnings from financing the SourceGas transaction with only a partial year of operations contributing.

The Committee approved the goals for 2016 for the corporate officers as follows:

Threshold	Earnings Per Share from Ongoing Operations, as Adjusted	Payout % of Target
Minimum	$2.69	50%
Target	$2.99	100%
Maximum	$3.29	200%

On January 24, 2017, the Committee approved a payout of 166 percent of target under the 2016 Short-Term Incentive Plan based on the attainment of $3.19 earnings per share from ongoing operations, as adjusted. Earnings from ongoing operations, as adjusted, for incentive plan purposes were the same as earnings per share, as adjusted, reported externally to our investors (and reconciled to GAAP earnings per share in Appendix A). For 2016, the actual adjustments included impairment charges and acquisition costs.

Payouts under the Short-Term Incentive Plan have varied over the last 10 years as shown in the graph below.

Actual awards made to each of our Named Executive Officers under the Short-Term Incentive Plans for 2016 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 38.

Long-Term Incentive. Long-term incentive compensation is comprised of grants made by the Committee under our 2015 Omnibus Incentive Plan. Long-term incentive compensation is intended to:

Promote corporate goals by linking the personal interests of participants to those of our shareholders

Provide participants with an incentive for excellence in individual performance

Promote teamwork among participants

Motivate, retain, and attract the services of participants who make significant contributions to our success by allowing participants to share in such success

Meets the performance objectives of the plan, to achieve over time, an average payout equal to market competitive levels

The Committee oversees the administration of the Omnibus Incentive Plans with full power and authority to determine when and to whom awards will be granted, along with the type, amount and other terms and conditions of each award. The long-term incentive compensation component is currently composed of performance shares and restricted stock (or restricted stock units if the executive elects to defer the compensation). The Committee chose these components because linking executive compensation to stock price appreciation and total shareholder return is an effective way to align the interests of management with those of our shareholders. The Committee selected total shareholder return as the performance goal for the performance shares because it believes executive pay under a long-term, capital accumulation program should mirror our performance in shareholder return as compared to our peer group of companies.

The value of long-term incentives awarded is based primarily on competitive market-based data presented by the compensation consultant to the Committee, the impact each position has on our shareholder return and internal pay relationships. The actual amount realized will vary from the awarded target amounts. The Committee approved the target long-term incentive compensation level for each officer in January 2016.

NEO Long-Term Incentive Target Compensation
	2015	2016
Emery, CEO	$1,400,000	$1,600,000
Kinzley, CFO	$250,000	$300,000
Evans, COO	$450,000	$500,000
Iverson, GC	$220,000	$260,000
Buchholz, CIO	$200,000	$210,000

2016 NEO Long-Term Incentive Compensation as a Percentage of Base Salary
	Emery, CEO	Kinzley, CFO	Evans, COO	Iverson, GC	Buchholz, CIO
% of Base Salary	207%	83%	102%	79%	69%

The variance in percentage of base salary for the long-term incentive value of our Named Executive Officers reflects our philosophy that certain officers should have more of their total compensation at risk because they hold positions that have a greater impact on our long-term results and is also consistent with market practice.

Performance shares are used to deliver 50 percent of the long-term incentive award amounts, with the remaining 50 percent delivered in the form of restricted stock (or restricted stock units). The actual shares of performance shares and restricted stock granted in 2016 are reflected in the tables in the Performance Shares and Restricted Stock and Restricted Stock Units sections that follow.

Performance Shares. Participants are awarded a target number of performance shares based upon the value of the individual performance share component approved by the Committee, divided by the Beginning Stock Price. The Beginning Stock Price, as defined under the Performance Plan, is the average of the closing price of our common stock for the 20 trading days immediately preceding the beginning of the plan period. Entitlement to performance shares is based on our total shareholder return over designated performance periods, as measured against our peer group. The final value of the performance shares is based upon the number of shares of common stock that are ultimately granted, based upon our performance in relation to the performance criteria.

The Committee, with the guidance of Willis Towers Watson, periodically conducts a review of the market competitiveness of our Performance Share Plan. It was determined that the performance criteria range needed to be modified to align us with our peer group. To provide a balanced range adjustment, the Committee increased the maximum performance level required for payout from the 85th percentile to the 90th percentile and lowered the threshold performance level required for payout from the 30th percentile to the 25th percentile. A summary of the performance criteria for each plan period is summarized in the tables below.

2016-2018 Performance Share Plan
Percentile Ranking for Threshold Payout of 25% of Target Shares	Percentile Ranking for Target Payout of 100% of Target Shares	Percentile Ranking for Maximum Payout Level	Possible Payout Range of Target

25th percentile	50th percentile	90th percentile	0-200%

2014-2016 and 2015-2017 Performance Share Plans
Percentile Ranking for Threshold Payout of 50% of Target Shares	Percentile Ranking for Target Payout of 100% of Target Shares	Percentile Ranking for Maximum Payout Level	Possible Payout Range of Target

30th percentile	50th percentile	85th percentile	0-200%

The performance awards and dividend equivalents, if earned, are paid in 50 percent cash and 50 percent common stock. All payroll deductions and applicable tax withholding related to the award are withheld from the cash portion. Performance share target grant values for new performance periods are approved in January of each year.

Due to the merger and acquisition activity in our peer group in 2016, with the guidance of Willis Towers Watson, we conducted a review of our peer group and revised the group to ensure it consisted of appropriate companies to which we should be compared that are operationally similar. As a result of the large increase in the relative size of our utilities resulting from the acquisition of SourceGas, the Committee chose to remove those companies whose revenue mix was less than 85 percent from utilities. They also added seven new utility companies with revenue from .4x - 2.5x a projected $2.0 billion revenue and market capitalization from .25x - 4.0x our $2.6 billion market capitalization at the time of the study. The new peer group chosen for the 2016 to 2018 performance plan and 2017 compensation benchmarking is comprised of the following companies:

ALLETE Inc.	MGE Energy Inc.	Pinnacle Wester Capital Corp.
Alliant Energy Corporation	New Jersey Resources Corp.	PNM Resources, Inc.
Ameren Corporation	NiSource, Inc.	Portland Resources Inc.
Avista Corp.	Northwest Natural Gas Co.	South Jersey Industries
CMS Energy	NorthWestern Corp.	Spire, Inc.
El Paso Electric Co.	OGE Energy Corp.	Westar Energy Inc.
Great Plains Energy, Inc.	ONE Gas, Inc.	WGL Holdings Inc.
IDACORP Inc.

Payouts under the Performance Share Plan have varied over the last 10 years as shown in the graph below.
Each performance share period extends for three years. For the recently completed performance period, January 1, 2014 to December 31, 2016, our total shareholder return was 28 percent, which ranked below the threshold 30th percentile of our peer group, resulting in no payout.

Target shares for each of our Named Executive Officers for the outstanding performance periods are as follows:

	January 1, 2015 to December 31, 2017 Performance Period	January 1, 2016 to December 31, 2018 Performance Period
Emery, CEO	13,205	18,349
Kinzley, CFO	2,358	3,440
Evans, COO	4,244	5,734
Iverson, GC	2,075	2,982
Buchholz, CIO	1,886	2,408

Actual payouts, if any, will be determined based upon our total shareholder return for the plan period in comparison to our peer group.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units awarded as long-term incentives vest one-third each year over a three-year period, and automatically vest in their entirety upon death, disability or a change in control. Dividends are paid on the restricted stock and dividend equivalents accrue on restricted stock units. Unvested restricted stock or units are forfeited if an officer’s employment is terminated for any reason other than death, disability or in the event of a change in control. Corporate officers may elect to receive the award in the form of restricted stock, or to defer the payment under the Nonqualified Deferred Compensation Plan in the form of restricted stock units.

The year 2016 was a transformational year for us with the acquisition of SourceGas. As a special recognition of the key contributions each officer made to successfully prepare for and close this transaction in only seven months, the Committee also awarded special achievement awards to the officers, taking into account each individual officer's involvement with and contribution to the transaction in the form of restricted stock that vests ratably over three years.

The number of shares of restricted stock awarded in 2016 for each of our Named Executive Officers is shown below and is included in the Grants of Plan Based Awards in 2016 table under the heading “All Other Stock Awards: Number of Shares of Stock or Units” and “Grant Date Fair Value of Stock Awards” on page 40.

	Long Term Incentive	Special Achievement Award
Emery, CEO	15,625	4,883
Kinzley, CFO	2,930	3,906
Evans, COO	4,883	4,883
Iverson, GC	2,539	2,930
Buchholz, CIO	2,051	2,930

Performance Evaluation

Role of Executive Officers in Compensation Decisions. The CEO annually reviews the performance of each of our executive officers. Based upon these performance reviews, market analysis conducted by compensation consultants and discussions with our Senior Vice President and Chief Human Resources Officer, the CEO recommends the compensation for this group of officers to the Committee.

Role of the Committee and Board in Setting Executive Compensation. The Committee reviews and establishes the Company’s financial targets and the CEO’s goals and objectives for the year. After the end of each year, the Committee evaluates the CEO’s performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee’s evaluation and recommendation, the independent directors of the Board set the CEO’s annual compensation, including salary, short-term incentive, long-term incentive and equity compensation.

The Committee reviews the CEO’s recommended compensation levels for our senior officers. The Committee may approve the CEO’s compensation recommendations for this group of officers or exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process. The Committee is required to approve all decisions regarding equity awards to our officers.

STOCK OWNERSHIP GUIDELINES

The Committee has implemented stock ownership guidelines that apply to all officers based upon their level of responsibility. We believe it is important for our officers to hold a significant amount of our common stock to further align their performance with the interest of our shareholders. A “retention ratio” approach to stock ownership is incorporated into the guidelines. Officers are required to retain 100 percent of all shares owned, including shares awarded through our incentive plans (net of share withholding for taxes and, in the case of cashless stock option exercises, net of the exercise price and withholding for taxes) until specific ownership goals are achieved. Ownership guidelines are denominated in share amounts. Assuming a $60 stock price, the ownership guideline is 7x base pay for the CEO, 6x for the CFO and 4.5-5.0x for the other executive officers.

The ownership guidelines and current stock ownership of our Named Executive Officers as of March 1, 2017, are shown below:
2016 BENEFITS

Retirement Benefits. We maintain a variety of employee benefit plans and programs in which our executive officers may participate. We believe it is important to provide post-employment benefits to our executive officers and the benefits we provide approximate retirement benefits paid by other employers to executives in similar positions. The Committee periodically reviews the benefits provided, with assistance from its compensation consultant, to maintain a market-based benefits package. None of our Named Executive Officers received any pension benefit payments in 2016.

Several years ago, we adopted a defined contribution plan design as our primary retirement plan and amended our Defined Benefit Pension Plan (“Pension Plan”) for all eligible employees to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Messrs. Emery and Buchholz are our only Named Executive Officers who met the age and service requirement allowing them to continue to accrue benefits under the Pension Plan. Employees whom no longer accrue benefits under the Pension Plan now receive Company Retirement Contributions (“Retirement Contributions”) in the Retirement Savings Plan. The Retirement Contributions are an age and service points-based calculation.

The 401(k) Retirement Savings Plan is offered to all our eligible employees and we provide matching contributions for certain eligible participants. All of our Named Executive Officers are participants in the 401(k) Retirement Savings Plan and received matching contributions in 2016. The matching contributions and the Retirement Contributions are included as “All Other Compensation” in the Summary Compensation Table on page 38.

We also provide Nonqualified Plans to certain officers because of Internal Revenue Code limitations imposed on the qualified plans. The level of retirement benefits provided by the Pension Plan and Nonqualified Plans for each of our Named Executive Officers is reflected in the Pension Benefits for 2016 table on page 43. Our contributions to the Nonqualified Deferred Compensation Plan are included in the All Other Compensation column of the Summary Compensation Table on page 38 and the aggregate Nonqualified Deferred Compensation balance at December 31, 2016 is reported in the Nonqualified Deferred Compensation for 2016 table on page 46. These retirement benefits are explained in more detail in the accompanying narrative to the tables.

Other Personal Benefits. We provide the personal use of a Company vehicle, executive health services, and limited reimbursement of financial planning services as benefits to our executive officers. The specific amount attributable to these benefits in 2016 is disclosed in the Summary Compensation Table on page 38. The Committee periodically reviews the other personal benefits provided to our executive officers and believes the current benefits are reasonable and consistent with our overall compensation program.

CHANGE IN CONTROL PAYMENTS

Our Named Executive Officers may also receive severance benefits in the event of a change in control. We have no employment agreements with our Named Executive Officers. However, change in control agreements are common among our peer group and the Committee and our Board of Directors believe providing these agreements to our corporate officers protects our shareholder interests in the event of a change in control by helping assure management focus and continuity. Our change in control agreements have expiration dates and our Board of Directors conducts a thorough review of the change in control agreements at each renewal period. The Board conducted a review of the agreements in 2016 and entered into new agreements with senior executive officers replacing the agreements that expired on November 15, 2016. The new agreements are substantially the same as the prior agreements with an expiration date of November 15, 2019. In general, our change in control agreements provide a severance payment of up to 2.99 times average compensation for our CEO, and up to two times average compensation for the other Named Executive Officers. The change in control agreements do not provide for excise tax gross-ups and contain a “double trigger,” providing benefits in association with:

(1)	a change in control, and
(2)	(i)	a termination of employment other than by death, disability or by us for cause, or
	(ii)	a termination by the employee for good reason.

See the Potential Payments upon Termination or Change in Control table on page 48 and the accompanying narrative for more information regarding our change in control agreements and estimated payments associated with a change in control.

TAX AND ACCOUNTING IMPLICATIONS

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to certain of its officers. Compensation which qualifies as “performance-based” is excluded from the $1 million limit, if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders. Our 2015 Omnibus Incentive Plan is structured so that short-term and long-term, cash and equity awards granted under the plans may qualify as performance based compensation. The Compensation Committee generally manages a large share of our incentive compensation for our Named Executive Officers to qualify for the “performance-based” exemption. However, the Compensation Committee has the discretion to design and use compensation elements and awards that may not be deductible under Section 162(m) if it determines those elements are in line with competitive practice, our compensation philosophy, and our best interests.

CLAWBACK POLICY

We have a policy that if an accounting restatement occurs after incentive payments have been made, due to the results of misconduct associated with financial reporting, the Committee will seek repayment of the incentive compensation from our CEO and CFO, and the Committee has the discretion to request repayment of incentive compensation from our other officers, taking into consideration the individual roles and responsibilities prompting the restatement.

In addition, our award agreements for restricted stock and target performance shares include clawback provisions whereby the participant may be required to repay all income or gains previously realized in respect of such awards if his or her employment is terminated for cause, or if, within one year following termination of employment, the Board determines that the participant engaged in conduct prior to his or her termination that would have constituted the basis for a termination of employment for cause.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Michael H. Madison, Chair
Linda K. Massman
Rebecca B. Roberts
Teresa A. Taylor
Thomas J. Zeller

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid or earned by each of our Named Executive Officers for the years ended December 31, 2016, 2015 and 2014. We have no employment agreements with our Named Executive Officers.

Name and Principal Position	Year	Salary	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation(5)	Total
David R. Emery	2016	$767,000	$1,926,358	$1,283,218	$1,061,157	$104,751	$5,142,484
Chairman and Chief Executive Officer	2015	$738,333	$1,425,200	$613,241	$1,283,749	$70,979	$4,131,502
	2014	$715,500	$1,347,931	$1,177,092	$2,782,449	$63,661	$6,086,633
Richard W. Kinzley	2016	$357,500	$514,297	$362,027	$23,493	$174,154	$1,431,471
Sr. Vice President and Chief Financial Officer	2015	$326,241	$254,490	$151,520	$—	$160,404	$892,655

Linden R. Evans(1)	2016	$485,833	$773,875	$529,411	$37,711	$299,611	$2,126,441
President and Chief Operating Officer	2015	$462,833	$458,081	$277,556	$—	$356,843	$1,555,313
	2014	$448,500	$419,911	$533,688	$113,452	$305,840	$1,821,391
Brian G. Iverson(1)	2016	$325,000	$422,433	$246,837	$11,890	$111,429	$1,117,589
Sr. Vice President and General Counsel

Scott A. Buchholz	2016	$302,500	$370,033	$228,137	$366,662	$112,969	$1,380,301
Sr. Vice President and Chief Information Officer

(1)
Mr. Evans was named President and Chief Operating Office effective January 1, 2016. Previously he was Chief Operating Officer of the Utilities. Mr. Iverson was named Sr. Vice President and General Counsel effective April 25, 2016. Previously he was Sr. Vice President - Regulatory and Government Affairs and Assistant General Counsel.

(2)
Stock Awards represent the grant date fair value related to restricted stock and performance shares that have been granted as a component of long-term incentive compensation and the 2016 special achievement awards. The grant date fair value is computed in accordance with the provisions of accounting standards for stock compensation. Assumptions used in the calculation of these amounts are included in Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)
Non-Equity Incentive Plan Compensation represents amounts earned under the Short-Term Incentive Plan. The Compensation Committee approved the payout of the 2016 awards at its January 24, 2017 meeting, and the awards were paid on February 24, 2017.

(4)
Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the net positive increase in actuarial value of the Pension Plan, Pension Restoration Benefit (“PRB”) and Pension Equalization Plans (“PEP”) for the respective years. These benefits have been valued using the assumptions disclosed in Note 18 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016. Because these assumptions sometimes change between measurement dates, the change in value reflects not only the change in value due to additional benefits earned during the period and the passage of time but also reflects the change in value caused by changes in the underlying actuarial assumptions.

The Pension Plan and PRB were frozen effective January 1, 2010 for participants who did not satisfy the age 45 and 10 years of service eligibility. Messrs. Kinzley, Evans and Iverson did not meet the eligibility choice criteria and their Defined Pension and PRB benefits were frozen.

The PEP is offered through the Grandfathered Pension Equalization Plan (“Grandfathered PEP”) and 2005 Pension Equalization Plan (“2005 PEP”). Mr. Emery is the only participant in the Grandfathered PEP and 2005 PEP. Messrs. Kinzley, Evans, Iverson and Buchholz are not participants in these plans; instead they receive employer contributions into a Nonqualified Deferred Compensation Plan (“NQDC”). The NQDC employer contributions are reported in the All Other Compensation column.

No Named Executive Officer received preferential or above-market earnings on nonqualified deferred compensation. The value attributed to each Named Executive Officer from each plan is shown in the table below.

	Year	Defined Benefit Plan	PRB	PEP	Total Change in Pension Value
David R. Emery	2016	$85,671	$641,790	$333,696	$1,061,157
	2015	$8,648	$811,077	$464,024	$1,283,749
	2014	$256,170	$1,682,510	$843,769	$2,782,449
Richard W. Kinzley	2016	$22,312	$1,181	$—	$23,493
	2015	($10,498)	($551)	$—	($11,049)
Linden R. Evans	2016	$22,258	$15,453	$—	$37,711
	2015	($8,842)	($5,919)	$—	($14,761)
	2014	$62,876	$50,576	$—	$113,452
Brian G. Iverson	2016	$11,890	$—	$—	$11,890
Scott A. Buchholz	2016	$161,952	$204,710	$—	$366,662

(5)
All Other Compensation includes amounts allocated under the 401(k) match, defined contributions, NQDC contributions, dividends received on restricted stock and unvested restricted stock units and other personal benefits. Other Personal Benefits column reflects the personal use of a Company vehicle, executive health and financial planning services.

	Year	401(k) Match	Defined Contribution	NQDC Contribution	Dividends on Restricted Stock/Units	Other Personal Benefits	Total Other Compensation
David R. Emery	2016	$15,900	$—	$—	$56,695	$32,156	$104,751
Richard W. Kinzley	2016	$15,900	$15,900	$117,736	$15,164	$9,454	$174,154
Linden R. Evans	2016	$15,900	$13,100	$211,972	$40,224	$18,415	$299,611
Brian G. Iverson	2016	$14,638	$14,362	$57,610	$12,405	$12,414	$111,429
Scott A. Buchholz	2016	$14,653	$—	$68,375	$11,621	$18,320	$112,969

GRANTS OF PLAN BASED AWARDS IN 2016(1)

Name	Grant Date	Date of Compensation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David R. Emery			$386,000	$772,000	$1,544,000
	1/26/16	1/26/16				4,587	18,349	36,698		$876,348
	2/4/16	1/26/16							20,508	$1,050,010
Richard W. Kinzley			$108,900	$217,800	$435,600
	1/26/16	1/26/16				860	3,440	6,880		$164,294
	2/4/16	1/26/16							6,836	$350,003
Linden R. Evans			$159,250	$318,500	$637,000
	1/26/16	1/26/16				1,434	5,734	11,468		$273,856
	2/4/16	1/26/16							9,766	$500,019
Brian G. Iverson			$74,250	$148,500	$297,000
	1/26/16	1/26/16				746	2,982	5,964		$142,420
	2/4/16	1/26/16							5,469	$280,013
Scott A. Buchholz			$68,625	$137,250	$274,500
	1/26/16	1/26/16				602	2,408	4,816		$115,006
	2/4/16	1/26/16							4,981	$255,027

(1)	No stock options were granted to our Named Executive Officers in 2016.

(2)
The columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” show the range of payouts for 2016 performance under our Short-Term Incentive Plan as described in the Compensation Discussion and Analysis under the section titled “Short-Term Incentive” on page 29. If the performance criteria are met, payouts can range from 50 percent of target at the threshold level to 200 percent of target at the maximum level. The 2017 bonus payment for 2016 performance has been made based on achieving the criteria described in the Compensation Discussion and Analysis, at 166 percent of target, and is shown in the Summary Compensation Table on page 38 in the column titled “Non-Equity Incentive Plan Compensation.”

(3)
The columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” show the range of payouts (in shares of stock) for the January 1, 2016 to December 31, 2018 performance period as described in the Compensation Discussion and Analysis under the section titled “Long-Term Incentive – Performance Shares” on page 32. If the performance criteria are met, payouts can range from 25 percent of target to 200 percent of target. If a participant retires, suffers a disability or dies during the performance period, the participant or the participant’s estate is entitled to that portion of the number of performance shares as such participant would have been entitled to had he or she remained employed, prorated for the number of months served. Performance shares are forfeited if employment is terminated for any other reason. During the performance period, dividends and other distributions paid with respect to the shares of common stock accrue for the benefit of the participant and are paid out at the end of the performance period.

(4)
The column “All Other Stock Awards” reflects the number of shares of restricted stock granted on February 4, 2016 under our 2015 Omnibus Incentive Plan, which included the Special Achievement Awards. The restricted stock vests one-third each year over a three-year period, and automatically vests upon death, disability or a change in control. Unvested restricted stock is forfeited if employment is terminated for any other reason. Dividends are paid on the restricted stock and the dividends that were paid in 2016 are included in the column titled “All Other Compensation” in the Summary Compensation Table on page 38.

(5)
The column “Grant Date Fair Value of Stock Awards” reflects the grant date fair value of each equity award computed in accordance with the provisions of accounting standards for stock compensation. The grant date fair value for the performance shares was $47.76 per share and was calculated using a Monte Carlo simulation model. Assumptions used in the calculation are included in Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016. The grant date fair value for the restricted stock was $51.20 per share for the February 4, 2016 grant, which was the market value of our common stock on the date of grant as reported on the NYSE.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016(1)

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David R. Emery	33,747	$2,070,041	49,903	$3,061,050
Richard W. Kinzley	9,026	$553,655	9,238	$566,659
Linden R. Evans	23,943	$1,468,664	15,712	$963,774
Brian G. Iverson	7,384	$452,935	8,039	$493,112
Scott A. Buchholz	6,917	$424,289	6,702	$411,101

(1)	There were no stock options outstanding at December 31, 2016 for our Named Executive Officers.

(2)
Vesting dates for restricted stock and performance shares are shown in the table below. The performance shares shown with a vesting date of December 31, 2016, would normally be the actual equivalent shares, including dividend equivalents, earned for the performance period ended December 31, 2016, however because our total shareholder return was 28 percent, which ranked below the threshold 30th percentile of our peer group, there was no payout. The performance shares with a vesting date of December 31, 2017 and a vesting date of December 31, 2018 are shown at the target and maximum payout levels, respectively, based upon performance as of December 31, 2016.

Name	Unvested Restricted Stock		Unvested and Unearned Performance Shares
	# of Shares	Vesting Date	# of Shares	Vesting Date
David R. Emery	11,459	02/04/17	—	12/31/16
	3,991	02/10/17	13,205	12/31/17
	11,460	02/04/18	36,698	12/31/18
	6,837	02/04/19
Richard W. Kinzley	3,104	02/04/17	—	12/31/16
	538	02/10/17	2,358	12/31/17
	3,105	02/04/18	6,880	12/31/18
	2,279	02/04/19
Linden R. Evans	4,740	02/04/17	—	12/31/16
	9,960	02/06/17	4,244	12/31/17
	1,244	02/10/17	11,468	12/31/18
	4,743	02/04/18
	3,256	02/04/19
Brian G. Iverson	2,549	02/04/17	—	12/31/16
	461	02/10/17	2,075	12/31/17
	2,550	02/04/18	5,964	12/31/18
	1,824	02/04/19
Scott A. Buchholz	2,320	02/04/17	—	12/31/16
	614	02/10/17	1,886	12/31/17
	2,322	02/04/18	4,816	12/31/18
	1,661	02/04/19

OPTION EXERCISES AND STOCK VESTED DURING 2016(1)

Name	Stock Awards(2)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David R. Emery	12,907	$668,421
Richard W. Kinzley	2,084	$107,721
Linden R. Evans	4,380	$226,618
Brian G. Iverson	1,702	$88,016
Scott A. Buchholz	1,996	$103,362

(1)	There were no stock options exercised during 2016.

(2)	Reflects only restricted stock that vested in 2016 as there was no payout of performance shares for the 2013-2015 performance period.

PENSION BENEFITS FOR 2016

Several years ago we adopted a defined contribution plan design as our primary retirement plan and amended our Pension Plan and Nonqualified Pension Plans for all eligible employees to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Employees eligible to elect continued participation were those employees who were at least 45 years old and had at least 10 years of eligible service with us as of January 1, 2010. Messrs. Emery and Buchholz were our only Named Executive Officers who met the age and service requirement and continue to accrue benefits under the Pension Plan and the Pension Restoration Plan. Benefits under the Pension Plan and Pension Restoration Plan were frozen for Messrs. Kinzley, Evans and Iverson. In addition, Mr. Emery received supplemental pension benefits under the Grandfathered Pension Equalization Plan, which was frozen effective December 31, 2004, and the 2005 Pension Equalization Plan. None of our Named Executive Officers received any pension benefit payments during the fiscal year ended December 31, 2016.

The present value accumulated by each Named Executive Officer from each plan is shown in the table below:

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)
David R. Emery	Pension Plan	27.33	$913,940
	Pension Restoration Benefit	27.33	$5,395,684
	Grandfathered Pension Equalization Plan	21.00	$745,585
	2005 Pension Equalization Plan	21.00	$2,993,737
Richard W. Kinzley	Pension Plan	10.50	$214,510
	Pension Restoration Benefit	10.50	$13,142
Linden R. Evans	Pension Plan	8.58	$242,389
	Pension Restoration Benefit	8.58	$193,446
Brian G. Iverson	Pension Plan	5.83	$129,097
Scott A. Buchholz	Pension Plan	37.17	$1,260,989
	Pension Restoration Plan	37.17	$998,045

(1)
The number of years of credited service represents the number of years used in determining the benefit for each plan. The Pension Equalization Plans are not directly tied to service but rather the number of years of participation in the plan.

(2)
The present value of accumulated benefits was calculated assuming the participants will work until retirement, benefits commence at age 62 and using the discount rate, mortality rate and assumed payment form assumptions consistent with those disclosed in Note 18 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016.

DEFINED BENEFIT PENSION PLAN

Our Pension Plan is a qualified pension plan in which all of our Named Executive Officers are included. As discussed above, several years ago we amended our Pension Plan to incorporate a partial freeze in which the accrual of benefits ceased for certain participants while other participants were allowed an election to continue to accrue benefits. Messrs. Emery and Buchholz were the only Named Executive Officers who met the age and service requirement and elected to continue with the existing plan.

The Pension Plan provides benefits at retirement based on length of employment service and average compensation levels during the highest five consecutive years of the last ten years of service. For purposes of the benefit calculation, earnings include wages and other cash compensation received from us, including any bonus, commission, unused paid time off or incentive compensation. It also includes any elective before-tax contributions made by the employee to a Company sponsored cafeteria plan or 401(k) plan. However, it does not include any expense reimbursements, taxable fringe benefits, moving expenses or moving/relocation allowances, nonqualified deferred compensation, non-cash incentives, stock options and any payments of long-term incentive compensation such as restricted stock or payments under performance share plans. The

Internal Revenue Code places maximum limitations on the amount of compensation that may be recognized when determining benefits of qualified pension plans. In 2016, the maximum amount of compensation that could be recognized when determining compensation was $265,000 (called “covered compensation”). Our employees do not contribute to the plan. The amount of the annual contribution by us to the plan is based on an actuarial determination.

The benefit formula for the Named Executive Officers in the Plan is the sum of (a) and (b) below.

(a)	Credited Service after January 31, 2000

0.9% of average earnings (up to covered compensation), multiplied by credited service after January 31, 2000 minus the number of years of credited service before January 31, 2000	Plus	1.3% of average earnings in excess of covered compensation, multiplied by credited service after January 31, 2000 minus the number of years of credited service before January 31, 2000

Plus

(b)	Credited Service before January 31, 2000

1.2% of average earnings (up to covered compensation), multiplied by credited service before January 31, 2000	Plus	1.6% of average earnings in excess of covered compensation, multiplied by credited service before January 31, 2000

Pension benefits are not reduced for social security benefits. The Internal Revenue Code places maximum limitations on annual benefit amounts that can be paid under qualified pension plans. In 2016, the maximum benefit payable under qualified pension plans was $210,000. Accrued benefits become 100 percent vested after an employee completes five years of service.

Normal retirement is defined as age 65 under the plan. However, a participant may retire and begin taking unreduced benefits at age 62 with five years of service. Participants who have completed at least five years of credited service can retire and receive defined benefit pension benefits as early as age 55. However, the retirement benefit will be reduced by five percent for each year of retirement before age 62. Mr. Buchholz is currently age 55 and is entitled to early retirement benefits under this provision.

PENSION EQUALIZATION PLANS AND PENSION RESTORATION BENEFIT

We also have a Grandfathered Pension Equalization Plan, a 2005 Pension Equalization Plan and a Pension Restoration Benefit. These are nonqualified supplemental plans, in which benefits are not tax deductible until paid. The plans are designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the Pension Plan, will approximate retirement benefits being paid by other employers to their employees in similar executive positions. The employee’s pension from the qualified pension plan is limited by the Internal Revenue Code. The 2016 pension limit was set at $210,000 annually and the compensation taken into account in determining contributions and benefits could not exceed $265,000 and could not include nonqualified deferred compensation. The amount of deferred compensation paid under nonqualified plans is not subject to these limits.

As a result of the change in the Pension Plan discussed above, the benefits for certain officers (including Messrs. Kinzley, Evans, and Iverson) under the Nonqualified Pension Plans were significantly reduced because the nonqualified benefit calculations were linked to the benefits earned in the Pension Plan. The Compensation Committee amended the Nonqualified Deferred Compensation Plan to provide non-elective nonqualified restoration benefits to those affected officers who were not eligible to continue accruing benefits under the Pension Plan and Nonqualified Pension Plans.

Grandfathered Pension Equalization Plan and 2005 Pension Equalization Plan. The Grandfathered Pension Equalization Plan provides the pension equalization benefits to each participant who had earned and vested benefits before January 1, 2005, and is not subject to the provisions of Section 409A of the Internal Revenue Code. The 2005 Pension Equalization Plan provides the pension equalization benefits to each participant that were earned and vested on or after January 1, 2005, and is subject to the provisions of Section 409A.

These plans have been frozen to new participants since 2002. Mr. Emery is a fully vested participant in the Grandfathered and 2005 Pension Equalization Plans. Messrs. Kinzley, Evans, Iverson, and Buchholz are not participants in these plans.

The annual benefit for Mr. Emery is 30 percent of his average earnings multiplied by the vesting percentage. Average earnings are normally an employee’s average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual benefit is paid on a monthly basis for 15 years and, if deceased, to the employee’s designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more. A participant with vested benefits who is 55 years of age or older and who is no longer our employee may elect to be paid benefits beginning at age 55 or older, subject to a discount, ranging from 60.3 percent of the benefit payable at age 55 to 93 percent of the benefit payable at age 61.

Pension Restoration Benefit. In the event that at the time of a participant’s retirement, the participant’s salary level exceeds the qualified pension plan annual compensation limitation ($265,000 in 2016) or includes nonqualified deferred compensation, then the participant will receive an additional benefit, called a “Pension Restoration Benefit,” which is measured by the difference between (i) the monthly benefit which would have been provided to the participant under the Pension Plan as if there were no annual compensation limitation and no exclusion on nonqualified deferred compensation, and (ii) the monthly benefit to be provided to the participant under the Pension Plan. The Pension Restoration Benefit applies to all of the Named Executive Officers that have a Pension Benefit.

NONQUALIFIED DEFERRED COMPENSATION FOR 2016

We have a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. Eligibility to participate in the plan is determined by the Compensation Committee and primarily consists of only corporate officers.

A summary of the activity in the plan and the aggregate balance as of December 31, 2016 for our Named Executive Officers is shown in the following table. Our Named Executive Officers received no withdrawals or distributions from the plan in 2016.

Name	Executive Contributions(1)	Company Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance at Last Fiscal Year End(4)
David R. Emery	$—	$—	$—	$—
Richard W. Kinzley	$—	$117,736	$59,809	$712,919
Linden R. Evans	$—	$211,972	$171,866	$1,748,759
Brian G. Iverson	$—	$57,610	$15,179	$249,995
Scott A. Buchholz	$—	$68,375	$35,266	$533,272

(1)
Our contributions represent non-elective Supplemental Matching and Retirement Contributions and Supplemental Target Contributions (defined in the paragraph below) and are included in the All Other Compensation column of the Summary Compensation Table. The value attributed from each contribution type to each Named Executive Officer in 2016 is shown in the table below:

Name	Supplemental Matching Contribution	Supplemental Retirement Contribution	Supplemental Target Contribution	Total Company Contributions
David R. Emery	$—	$—	$—	$—
Richard W. Kinzley	$14,514	$14,514	$88,708	$117,736
Linden R. Evans	$29,807	$29,807	$152,358	$211,972
Brian G. Iverson	$10,923	$10,923	$35,764	$57,610
Scott A. Buchholz	$9,383	$—	$58,992	$68,375

(2)
Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)
Messrs. Kinzley’s, Evans’, Iverson’s and Buchholz’s aggregate balances at December 31, 2016 include $231,963, $743,406, $57,610 and $68,375, respectively, which are included in the Summary Compensation Table as 2016, 2015 and 2014 compensation.

Eligible employees may elect to defer up to 50 percent of their base salary and up to 100 percent of their Short-Term Incentive Plan award, including Company stock, and elect to defer restricted stock grants in the form of restricted stock units. In addition, the Nonqualified Deferred Compensation Plan was amended to provide certain officers whose Pension Plan benefit and Nonqualified Pension Plans’ benefits were frozen with non-elective supplemental matching contributions equal to 6 percent of eligible compensation in excess of the Internal Revenue Code limit plus matching contributions, if any, lost under the 401(k) Retirement Savings Plan due to nondiscrimination test results and provides non-elective supplemental age and service points-based contributions that cannot be made to the 401(k) Retirement Savings Plan due to the Internal Revenue Code limit (“Supplemental Matching and Retirement Contributions”). It also provides supplemental target contributions equal to a percentage of compensation that may differ by executive, based on the executive’s current age and length of service with us, as determined by the plans’ actuary (“Supplemental Target Contributions”). Messrs. Kinzley, Evans, Iverson and Buchholz received Supplemental Target Contributions of 17.5 percent, 20 percent, 8 percent and 14 percent, respectively.

The deferrals are deposited into hypothetical investment accounts where the participants may direct the investment of the deferrals (except for Company stock and restricted stock unit deferrals) as allowed by the plan. The investment options are the same as those offered to all employees in the 401(k) Retirement Savings Plan except for a fixed rate option, which was set at

3.09 percent in 2016. Investment earnings are credited to the participants’ accounts. Upon retirement, we will distribute the account balance to the participant according to the distribution election filed with the Compensation Committee. The participants may elect either a lump sum payment to be paid within 30 days of retirement (requires a six-month deferral for benefits not vested as of December 31, 2004), or annual or monthly installments over a period of years designated by the participant, but not to exceed 15 years. As of January 1, 2017, Messrs. Kinzley, Evans, Iverson and Buchholz are 100 percent vested in the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which our Named Executive Officers would be entitled upon termination of employment. Except for (i) certain terminations following a change in control (“CIC”) of us, as described below, (ii) pro-rata payout of incentive compensation and the acceleration of vesting of equity awards upon retirement, death or disability, and (iii) certain pension and nonqualified deferred compensation arrangements described under Pension Benefits for 2016 and Nonqualified Deferred Compensation for 2016 above, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreements to provide other payments or benefits to a terminating executive officer would be in the discretion of the Compensation Committee.

The amounts shown below assume that such termination was effective as of December 31, 2016, and thus include estimates of the amounts that would be paid out to our Named Executive Officers upon their termination. The table does not include amounts such as base salary, short-term incentives and stock awards that the Named Executive Officers earned due to employment through December 31, 2016 and distributions of vested benefits such as those described under Pension Benefits for 2016 and Nonqualified Deferred Compensation for 2016. The table also does not include a value for outplacement services because this would be a de minimis amount. The actual amounts to be paid can only be determined at the time of such Named Executive Officer’s separation from us.

		Cash Severance Payment	Incremental Retirement Benefit (present value)(2)	Continuation of Medical/ Welfare Benefits (present value)(3)	Acceleration of Equity Awards(4)	Total Benefits
David R. Emery
•	Retirement	—	—	—	$963,780	$963,780
•	Death or disability	—	—	—	$3,033,839	$3,033,839
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$3,156,063	$3,156,063
•	Involuntary or good reason termination after CIC(1)	$4,616,560	$1,179,500	$117,000	$3,156,063	$9,069,123
Richard W. Kinzley
•	Retirement	—	—	—	$176,865	$176,865
•	Death or disability	—	—	—	$730,533	$730,533
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$754,390	$754,390
•	Involuntary or good reason termination after CIC(1)	$1,161,600	$292,050	$109,200	$754,390	$2,317,240
Linden R. Evans
•	Retirement	—	—	—	$304,994	$304,994
•	Death or disability	—	—	—	$1,773,653	$1,773,653
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$1,810,907	$1,810,907
•	Involuntary or good reason termination after CIC(1)	$1,617,000	$521,730	$70,500	$1,810,907	$4,020,137
Brian G. Iverson
•	Retirement	—	—	—	$154,322	$154,322
•	Death or disability	—	—	—	$607,266	$607,266
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$627,699	$627,699
•	Involuntary or good reason termination after CIC(1)	$957,000	$191,400	$54,500	$627,699	$1,830,599
Scott A. Buchholz
•	Retirement	—	—	—	$131,452	$131,452
•	Death or disability	—	—	—	$555,730	$555,730
•	Involuntary termination	—	—	—	—	—
•	CIC	—	—	—	$570,543	$570,543
•	Involuntary or good reason termination after CIC(1)	$884,500	$364,505	$43,100	$570,543	$1,862,648

(1)
The amounts reflected for involuntary or good reason termination after a change in control include the benefits a Named Executive Officer would receive in the event of a change in control as a sole event without the involuntary or good reason termination.

(2)
Assumes that in the event of a change in control, Mr. Emery will receive an additional three years of credited and vesting service and the other Named Executive Officers will receive an additional two years of credited and vesting service towards the benefit accrual under their applicable retirement plans. For Mr. Emery this would be the Pension Plan and Nonqualified Pension Plans. For Messrs. Kinzley, Evans, Iverson and Buchholz this would be the Retirement Contributions and Nonqualified Deferred Compensation Contributions. In addition, Mr. Buchholz would also have a Pension Restoration Contribution. The benefits will immediately vest and payments will commence at the earliest eligible date unless the executive has elected a later date for the nonqualified plans. This is age 55 for Messrs. Emery, Kinzley, Evans, Iverson, and Buchholz.

(3)
Welfare benefits include medical coverage, dental coverage, life insurance, short-term disability coverage and long-term disability coverage. The calculation assumes that the Named Executive Officer does not take employment with another employer following termination, elects continued welfare benefits until age 55 or, if later, the end of the two year benefit continuation period (three years for Mr. Emery) and elects retiree medical benefits thereafter. Retirement is assumed to occur at the earliest eligible date.

(4)
In the event of retirement, death or disability, the acceleration of equity awards represents the acceleration of unvested restricted stock/units and the assumed payout of the pro-rata share of the performance shares for the January 1, 2015 to December 31, 2017 and January 1, 2016 to December 31, 2018 performance periods. We assumed a 76 percent payout of the performance shares for the January 1, 2015 to December 31, 2017 performance period and a 140 percent payout of target for the January 1, 2016 to December 31, 2018 performance period based on our Monte Carlo valuations at December 31, 2016. In the event of retirement, all unvested restricted stock is forfeited.

In the event of a change in control or an involuntary or good reason termination after a change in control, the acceleration of equity awards represents the acceleration of unvested restricted stock/units and the payout of the pro-rata share of the performance shares calculated as if the performance period ended on December 31, 2016 for the January 1, 2015 to December 31, 2017 and January 1, 2016 to December 31, 2018 performance periods.

The valuation of the restricted stock was based upon the closing price of our common stock on December 31, 2016, and the valuation of the performance shares was based on the average closing price of our common stock for the last 20 trading days of 2016. Actual amounts to be paid out at the time of separation from us may vary significantly based upon the market value of our common stock at that time.

Payments Made Upon Termination. Regardless of the manner in which a Named Executive Officer’s employment terminates, he or his beneficiaries may be entitled to receive amounts earned during his term of employment. These include:

•	accrued salary and unused vacation pay;

•	amounts vested under the Pension Plan and Nonqualified Pension Plans;

•	amounts vested under the Nonqualified Deferred Compensation Plan; and

•	amounts vested under the 401(k) Retirement Savings Plan.

Payments Made Upon Retirement. In the event of retirement of a Named Executive Officer, in addition to the items identified above, he will also receive the benefit of the following:

•	a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

•	a pro-rata share of the actual payout under the Short-Term Incentive Plan upon completion of the incentive period.

Payments Made Upon Death or Disability. In the event of death or disability of a Named Executive Officer, in addition to the items identified above for payments made upon termination, he will also receive the benefit of the following:

•	accelerated vesting of restricted stock and restricted stock units;

•	a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

•	a pro-rata share of the actual payout under the Short-Term Incentive Plan upon completion of the incentive period.

Payments Made Upon a Change in Control. Our Named Executive Officers have change in control agreements that terminate November 15, 2019. The renewal of the change in control agreements is at the discretion of the Compensation Committee and the Board of Directors. The change in control agreements provide for certain payments and other benefits to be payable upon a change in control and a subsequent termination of employment, either involuntary or for a good reason. In order to receive any payments under the agreements the Named Executive Officer must sign a waiver which includes a one-year non-competition clause and two-year non-solicitation and non-disparagement clauses.

A change in control is defined in the agreements as:

•
an acquisition of 30 percent or more of our common stock, except for certain defined acquisitions, such as acquisition by employee benefit plans, us, any of our subsidiaries, or acquisition by an underwriter holding the securities in connection with a public offering thereof; or

•
members of our incumbent Board of Directors cease to constitute at least two-thirds of the members of the Board of Directors, with the incumbent Board of Directors being defined as those individuals consisting of the Board of Directors on the date the agreement was executed and any other directors elected subsequently whose election was approved by the incumbent Board of Directors; or

•	approval by our shareholders of:

-	a merger, consolidation, or reorganization;

-	liquidation or dissolution; or

-
an agreement for sale or other disposition of all or substantially all of our assets, with exceptions for transactions which do not involve an effective change in control of voting securities or Board of Directors membership, and transfers to subsidiaries or sale of subsidiaries; and

•	all regulatory approvals required to effect a change in control have been obtained and the transaction constituting the change in control has been consummated.

In the change in control agreements, a good reason for termination that triggers payment of benefits includes:

•	a material reduction of the executive’s authority, duties or responsibilities;

•	a reduction in the executive’s annual compensation or any failure to pay the executive any compensation or benefits to which he or she is entitled within seven days of the date due;

•	any material breach by us of any provisions of the change in control agreement;

•	requiring the executive to be based outside a 50-mile radius from his or her usual and normal place of work; or

•	our failure to obtain an agreement, satisfactory to the executive, from any successor company to assume and agree to perform under the change in control agreement.

Upon a change in control, the CEO will have an employment contract for a three-year period and the non-CEO executive will have an employment contract for a two-year period, but not beyond age 65 (“employment term”). During this employment term, the executive will receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the change in control and will also receive employment welfare benefits, pension benefits and supplemental retirement benefits on a basis no less favorable than those received prior to the change in control. Annual compensation is defined to include amounts which are includable in the gross income of the executive for federal income tax purposes, including base salary, targeted short-term incentive, targeted long-term incentive grants and awards; and matching contributions or other benefits payable under the 401(k) Retirement Savings Plan; but exclude restricted stock awards, performance units or stock options that become vested or exercisable pursuant to a change in control.

If a Named Executive Officer’s employment is terminated prior to the end of the employment term by us for cause or disability, by reason of the Named Executive Officer’s death, or by the Named Executive Officer without good reason, the Named Executive Officer will receive all amounts of compensation earned or accrued through the termination date. If the Named Executive Officer’s employment is terminated because of death or disability, the Named Executive Officer or his beneficiaries will also receive a pro rata bonus equal to 100 percent of the target incentive for the portion of the year served.

If the CEO’s employment is terminated during the employment term (other than by reason of death) (i) by us other than for cause or disability, or (ii) by the CEO for a good reason, then the CEO is entitled to the following benefits:

•	all accrued compensation and a pro rata bonus (the same as the CEO or the CEO’s beneficiaries would receive in the event of death or disability discussed above);

•
severance pay equal to 2.99 times the CEO’s severance compensation defined as the CEO’s base salary and short-term incentive target on the date of the change in control; provided that if the CEO has attained the age of 62 on the termination date, the severance payment will be adjusted for the ratio of the number of days remaining to the CEO’s 65th birthday to 1,095 days;

•
continuation of employee welfare benefits for three years following the termination date unless the CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the CEO or the CEO’s eligible dependents;

•
following the three-year period, the CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the CEO’s election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

•
three additional years of service and age will be credited to the CEO’s retiree medical savings account and the account balance will become fully vested and he is eligible to use the account balance to offset retiree medical premiums at the later of age 55 or the end of the three year continuation period;

•	three years of additional credited service under the 2005 Pension Equalization Plan, Pension Restoration Plan and Pension Plan; and

•	outplacement assistance services for up to six months.

If any non-CEO Named Executive Officer’s employment is terminated during the employment term (other than by death) (i) by us other than for cause or disability, or (ii) by the non-CEO for a good reason, then the non-CEO is entitled to the following benefits:

•	all accrued compensation and a pro rata bonus (the same as the non-CEO or the non-CEO’s beneficiaries would receive in the event of death or disability discussed above);

•
severance pay equal to two times the non-CEO’s severance compensation defined as the non-CEO’s base salary and short-term incentive target on the date of the change in control; provided that if the non-CEO has attained the age of 63 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the non-CEO’s 65th birthday to 730 days;

•
continuation of employee welfare benefits for two years following the termination date unless the non-CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the non-CEO or the non-CEO’s eligible dependents;

•
following the two-year period, the non-CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the non-CEO’s election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

•
two additional years of service and age will be credited to the non-CEO’s retiree medical savings account and the account balance will become fully vested and the non-CEO is eligible to use the account balance to offset retiree medical premiums at the later of age 55 or the end of the two year continuation period;

•	two years of additional credited service under the executives’ applicable retirement plans; and

•	outplacement assistance services for up to six months.

The change in control agreements do not contain a benefit to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986. The executive must sign a waiver and release agreement in order to receive the severance payment.

PROPOSAL 3	ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

We are providing shareholders with an advisory, non-binding vote on the executive compensation of our Named Executive Officers (commonly referred to as “say on pay”). Accordingly, shareholders will vote on approval of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

This vote is non-binding. The Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. At our 2016 annual meeting, shareholders owning 96 percent of the shares voted approved our executive compensation.

As described at length in the Compensation Discussion and Analysis section of this proxy statement, we believe our executive compensation program is reasonable, competitive and strongly focused on pay for performance. The compensation of our Named Executive Officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Our short-term incentive is tied to earnings per share targets that reward our executives when they deliver targeted financial results. Our long-term incentives are tied to market performance with 50 percent delivered in restricted stock and 50 percent delivered in performance shares. Entitlement to the performance shares is based on our total shareholder return over a three-year performance period compared to our peer group. Through stock ownership guidelines, equity incentives and clawback provisions, we align the interests of our executives with those of our shareholders and our long-term interests. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives who can drive financial and strategic growth objectives that are intended to enhance shareholder value. We believe that the 2016 compensation of our Named Executive Officers was appropriate and aligned with our 2016 results and positions us for long-term growth.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures to better understand the compensation of our Named Executive Officers.

The advisory resolution to approve executive compensation is non-binding. However, our Board of Directors will consider shareholders to have approved our executive compensation if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal. Abstentions and broker non-votes will have no effect on such vote.

The Board of Directors recommends a vote FOR the advisory vote on executive compensation.

PROPOSAL 4	ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Company is required to seek an advisory, non-binding shareholder vote on the frequency of submission to shareholders of the advisory vote on executive compensation once every year, every two years or every three years.

This vote is non-binding. The Board will review the voting results and expects to take the outcome of the vote into account when selecting the frequency of advisory votes on executive compensation.

The Board of Directors recognizes the importance of receiving regular input from our shareholders on important issues such as executive compensation and has been asking shareholders to provide their advisory vote on executive compensation annually for the last six years. The Board believes that an annual advisory vote on executive compensation is consistent with the Company's policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters. The Board is recommending that we continue with an annual vote and that shareholders vote for the option of every year as the frequency with which shareholders will have a "say on pay". The Board understands that thoughtful analysis of executive compensation can be time consuming for shareholders and that it may be difficult to assess the impact of any changes to our compensation practices within a one-year period. Accordingly, the Board understands that shareholders may have different views on the appropriate frequency for the "say on pay" vote and looks forward to receiving input on this matter.
Although the Board is recommending shareholders vote for the option of every year, for purposes of this proposal, shareholders are entitled to vote for any of the frequency alternatives and you are not voting on the Board's recommendation. The Company will report its determination about the frequency of the advisory vote on executive compensation in a Form 8-K or amendment to a Form 8-K filed within 150 days following the meeting.

The Board of Directors recommends a vote for the option of ONE YEAR as the frequency with which shareholders will have an advisory, non-binding vote on executive compensation.

TRANSACTION OF OTHER BUSINESS

Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Shareholder proposals intended to be presented at our 2018 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by our Corporate Secretary in writing at our executive offices at 625 Ninth Street, PO Box 1400, Rapid City, South Dakota 57701, on or prior to November 16, 2017. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

Additionally, a shareholder may submit a proposal or director nominee for consideration at our 2018 annual meeting of shareholders, but not for inclusion of the proposal or director nominee in our proxy materials, if the shareholder gives timely written notice of such proposal in accordance with Article I, Section 9 of our Bylaws. In general, Article I, Section 9 provides that, to be timely, a shareholder’s notice must be delivered to our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

Our 2017 annual meeting is scheduled for April 25, 2017. Ninety days prior to the first anniversary of this date will be January 25, 2018, and 120 days prior to the first anniversary of this date will be December 26, 2017. For business to be properly requested by the shareholder to be brought before the 2018 annual meeting of shareholders, the shareholder must comply with all of the requirements of Article I, Section 9 of our Bylaws, not just the timeliness requirements set forth above.

SHARED ADDRESS SHAREHOLDERS

In accordance with a notice sent to eligible shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we receive instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Shareholder Relations at the below address. Eligible shareholders of record receiving multiple copies of our annual report and proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to our shareholders at a shared address to which a single copy of the document was delivered.

Shareholder Relations
Black Hills Corporation
PO Box 1400
Rapid City, SD 57709
(605) 721-1700

Please vote your shares by telephone, by the Internet or by promptly returning the accompanying form of proxy, whether or not you expect to be present at the annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2016, which is required to be filed with the Securities and Exchange Commission, will be made available to shareholders to whom this proxy statement is mailed, without charge, upon written or oral request to Shareholder Relations, Black Hills Corporation, 625 Ninth Street, PO Box 1400, Rapid City, SD 57701, Telephone Number: (605) 721-1700. Our Annual Report on Form 10-K also may be accessed through our website at www.blackhillscorp.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2017

Shareholders may view this proxy statement, our form of proxy and our 2016 Annual Report to Shareholders over the Internet by accessing our website at www.blackhillscorp.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,
ROXANN R. BASHAM
Vice President – Governance and Corporate Secretary

Dated: March 16, 2017

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APPENDIX A	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Year Ended Dec. 31, 2016

EPS from continuing operations (GAAP)	$1.37
Adjustments, pre-tax:
Impairment of Oil and Gas assets	2.01
External acquisition costs	0.86
Total adjustments	2.87
Tax on adjustments:
Oil and Gas impairments	(0.75)
Acquisition costs	(0.30)
Total tax on adjustments	$(1.05)
EPS from continuing operations, as adjusted (Non-GAAP)	$3.19

USE OF NON-GAAP FINANCIAL MEASURE

In addition to presenting our earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to Non-GAAP adjustment reconciliation table above. Income (loss) from continuing operations, as adjusted, is defined as Income (loss) from continuing operations adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of these Non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by other income and expenses that are unusual, non-routine or non-recurring.

-A

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BLACK HILLS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 25, 2017

9:30 a.m., Local Time

The Dahl Fine Arts Center
713 Seventh Street
Rapid City, SD 57701

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2016 Annual Report to Shareholders are available at www.blackhillscorp.com.

____________________________________________________________________________________________________

Black Hills Corporation
625 Ninth Street, Rapid City, SD 57701	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 25, 2017.

The undersigned hereby appoints David R. Emery, Brian G. Iverson and Richard W. Kinzley, and each of them, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, April 25, 2017, at The Dahl Fine Arts Center, 713 Seventh Street, Rapid City, SD 57701, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith.

Your vote is important! Ensure that your shares are represented at the meeting.

Either (1) submit your proxy by touchtone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this proxy in the envelope provided. If no directions are given, properly executed proxies will be voted in accordance with the Board of Directors' recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #
VOTE BY INTERNET, TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK

Your phone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET/MOBILE — www.proxypush.com/bkh
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 24, 2017.

VOTE BY PHONE— 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 24, 2017.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR the Nominees in Item 1, FOR Items 2 and 3, and ONE YEAR for Item 4.

			Vote FOR ☐	Vote WITHHELD ☐
1.	Election of Directors:	01 David R. Emery	all nominees	from all nominees
		02 Robert P. Otto	(except as marked)
03 Rebecca B. Roberts
04 Teresa A. Taylor
05 John B. Vering

(Instructions: To cumulate votes for any indicated nominee, write the number(s) of the nominee(s) and the number of shares for such nominee in the box provided to the right.)

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP to serve as Black Hills Corporation's independent registered public accounting firm for 2017.

		For	Against	Abstain
3.	Advisory resolution to approve executive compensation.

		1 Year	2 Years	3 Years	Abstain
4.	Advisory vote on the frequency of the advisory vote on our executive compensation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES IN ITEM 1, FOR ITEMS 2 AND 3, AND ONE YEAR FOR ITEM 4.

Address change? Mark Box	☐
Indicate changes below:		Date ___________________________________________

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.